Exhibit 2.2

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

AGREEMENT FOR THE BULK PURCHASE AND SALE OF
MORTGAGE SERVICING RIGHTS
Dated as of July 24, 2024
by and between
Nationstar Mortgage LLC
as Purchaser
and
Flagstar Bank N.A.
as Seller

AGREEMENT FOR THE BULK PURCHASE AND SALE OF
MORTGAGE SERVICING RIGHTS
This AGREEMENT FOR THE BULK PURCHASE AND SALE OF MORTGAGE SERVICING RIGHTS (the “Agreement”) is entered into as of July 24, 2024 (the “Effective Date”) by and between Nationstar Mortgage LLC (the “Purchaser”) and Flagstar Bank N.A. (the “Seller”).
WITNESSETH:
WHEREAS, on the terms and subject to the conditions set forth herein, the Seller desires to sell, transfer and assign, and the Purchaser desires to purchase and assume all right, title and interest in and to the Servicing Rights described herein.
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS AND CONSTRUCTION
Section I.1Definitions. As used in this Agreement, the following terms shall have the meanings specified below:
“Accepted Servicing Practices”: With respect to each Mortgage Loan, those mortgage servicing standards, policies and practices that are in accordance with (i) the terms of the related Mortgage Loan Documents, (ii) Applicable Requirements, (iii) the terms of this Agreement, and (iv) to the extent not in conflict with the preceding clauses (i), (ii), and (iii), the standards, policies and practices of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loan for their own account in the jurisdiction where the related Mortgaged Property is located.
“Action”: Any action, suit, litigation, arbitration, inquiry, proceeding, claim, demand or investigation by or before any governmental authority or arbitrator.
“Advances”: With respect to each Mortgage Loan, the funds that as of the close of business on an applicable date of determination have been advanced by the Seller in connection with the servicing of the related Mortgage Loans (including, without limitation, advances for principal, interest, taxes, ground rents, assessments, insurance premiums and other costs, fees and expenses pertaining to the acquisition of title to and preservation and repair of Mortgaged Properties) that are eligible for reimbursement (without curtailment) under the Agency Guidelines.

“Affiliate”: With respect to a Person, shall mean a business entity controlling, controlled by, or under common control with such Person. Control exists when an entity, directly or indirectly, owns or controls more than fifty percent (50%) of another entity.
“Agencies”: Fannie Mae, Freddie Mac, Ginnie Mae, FHA, HUD, VA, RHS, USDA and State Agencies, as applicable.
“Agency Guidelines”: The Fannie Mae Guides, Freddie Mac Guide, Ginnie Mae Guide, FHA Regulations, USDA Regulations, VA Regulations, RHS Regulations or the HUD Handbook, as applicable, as such Agency Guidelines may be modified from time to time or enacted subsequent to the date of this Agreement, and any other applicable agreements, rules, regulations, directives, announcements, bulletins and instructions of the applicable Agency or Insurer relating to the servicing or subservicing of the Mortgage Loans, including any delegated authority and variances permitted by the related Agency.
“Agreement”: This Agreement for the Bulk Purchase and Sale of Mortgage Servicing Rights, including all amendments hereof and supplements hereto, and all Exhibits, Schedules and ancillary documents attached hereto or delivered pursuant hereto.
“Ancillary Fees”: All income derived from the Mortgage Loans not required by the Agency Guidelines to be passed through to the Agency or the Mortgagors (other than the Servicing Fee), including but not limited to, any late payment charges, charges for dishonored checks, pay-off fees, assumption fees, conversion fees, expedited payment or convenience fees, commissions and administrative fees on cross-selling and optional products, and similar fees and charges, as applicable, collected from or assessed against the Mortgagor in accordance with Applicable Requirements.
“Applicable Privacy Laws”: As defined in Section 10.17 of this Agreement.
“Applicable Requirements”: As of the time of reference, (a) all contractual obligations of the Purchaser and/or the Seller, as applicable, and any Originators or Prior Servicers with respect to the Mortgage Loans and/or the Servicing Rights, including without limitation those contractual obligations contained in the Servicing Agreements, in any agreement with any Agency, Insurer, Investor or other Person or in the Mortgage Loan Documents for which the Purchaser and/or the Seller (as applicable), or any Originator or Prior Servicer, is responsible or at any time was responsible (as in effect at such time); (b) all federal, state and local laws, statutes, rules, regulations and ordinances applicable to the Purchaser or the Seller, any Originators or Prior Servicers as to the Seller, or to the Servicing Rights or the origination, servicing, purchase, sale, enforcement and insuring or guaranty of, or filing of claims in connection with, the Mortgage Loans, including without limitation the applicable requirements and guidelines of any Agency, Investor or Insurer, the CFPB, or any other governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office; (c) all other judicial and administrative judgments, orders, stipulations, awards, writs and injunctions applicable to the Purchaser or the Seller, any Originators or Prior Servicers as to the Seller, the Servicing Rights or the Mortgage Loans; (d) all applicableInvestor and Agency Guidelines, manuals, handbooks, bulletins, circulars, announcements, issuances, releases, letters, correspondence and other instructions applicable to the Mortgage Loans and/or the Servicing Rights; and (e) the terms of the related Mortgage Instrument and Mortgage Note.
“Asset Purchase Agreement”: The Asset Purchase Agreement dated of even date herewith between Seller and Purchaser.
“Assignments of Mortgage Instruments”: A written instrument that, when recorded in the appropriate office of the local jurisdiction in which the related Mortgaged Property is located, will reflect the transfer of the Mortgage Instrument identified therein from the transferor to the transferee named therein.
“Business Day”: Any day other than (a) a Saturday or Sunday, or (b) a day on which the Federal Reserve is closed or (c) a day on which banks located in the States of New York, Michigan, or Texas are authorized or obligated by law or executive order to be closed.
“CFPB”: Consumer Financial Protection Bureau or any successor thereto.
“Claim”: As defined in Section 8.04 of this Agreement.
“Compensatory Fees”: Any compensatory fees (or settlements thereof) assessed by Fannie Mae or Freddie Mac, as applicable, based on the failure of Seller to service any Mortgage Loan in accordance with Applicable Requirements prior to the Servicing Transfer Date.
“Consumer Information”: Any personally identifiable information in any form (written electronic or otherwise), including without limitation, any non-public personal information, as that term is defined in Title V of the Gramm-Leach-Bliley Act of 1999, as amended from time to time, relating to a Mortgagor, including, but not limited to: a Mortgagor’s name, address, telephone number, Mortgage Loan number, Mortgage Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor has a relationship with the Seller or the Originator of the related Mortgage Loan; and any other non-public personally identifiable information.
“CoreLogic”: CoreLogic Tax Services, LLC, or any successor thereto.
“Custodial Accounts”: The accounts in which Custodial Funds are deposited and held by the Servicer.
“Custodial Funds”: All funds held by or on behalf of the Seller with respect to the Mortgage Loans, including, but not limited to, all principal and interest funds and any other funds due to any Investor, buydown funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if required by law or contract) maintained by or on behalf of the Seller relating to the Mortgage Loans.
“Custodial Funds Schedule”: As defined in Section 3.04(a) of this Agreement.

“Cut-Off Date”: With respect to any Servicing Rights, the date set forth in the related Sale Confirmation or as otherwise established with respect to Servicing Rights related to Pipeline Mortgage Loans.
“Delinquent Loan”: A mortgage loan that, as of the applicable Sale Date, is sixty (60) or more days past due.
“Document Clearing Due Date”: With respect to each Ginnie Mae Mortgage Loan, the applicable final certification/recertification due date pursuant to Agency Guidelines.
“Document Custodian”: With respect to each Mortgage Loan, the party that acts as document custodian in relation to such Mortgage Loan.
“Document Management Vendor”: FileNet, or such other document management vendor engaged by the Purchaser under a document management agreement for the retention of the Imaged Mortgage File Documents.
“Effective Date”: The date set forth in the introductory phrase of this Agreement.
“Eligible Loan”: A Fannie Mae Mortgage Loan, a Freddie Mac Mortgage Loan, a Ginnie Mae Mortgage Loan or a Mortgage Loan relating to a Private Investor, including in all cases any Pipeline Mortgage Loan, that was (i) originated directly by the Seller, or (ii) purchased by the Seller through the Seller’s broker or correspondent channels; provided, however, that the term “Eligible Loan” shall exclude any Mortgage Loan as to which the related Investor has not approved, if required, the sale and transfer of servicing for the related Servicing Rights to the Purchaser.
“Estimate Date”: Five (5) Business Days prior to the Sale Date or such other date mutually agreed to by the Seller and the Purchaser.
“Estimated Purchase Price”: As described in the Estimated Purchase Price Computation Worksheet (Exhibit E-1).
“Exceptions List”: With respect to the sale of Servicing Rights and the related Sale Date, a list prepared by the Purchaser or Purchaser’s designee and delivered to the Seller for each Mortgage Loan that has a document exception, because the related Mortgage File is missing any Legal Document required to be included therein pursuant to Exhibit B attached hereto.
“Fannie Mae”: The Federal National Mortgage Association, or any successor thereto.
“Fannie Mae Guides”: The Fannie Mae Single Family Servicing Guide, as amended, supplemented or otherwise modified from time to time.
“Fannie Mae Mortgage Loan”: A mortgage loan (fixed or ARM) (a) with respect to which Fannie Mae owns the beneficial interest therein, or (b) that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Fannie Mae.

“FHA”: The Federal Housing Administration of the United States Department of Housing and Urban Development, or any successor thereto.
“FHA Insurance”: An insurance policy issued by the FHA under the applicable section of the National Housing Act, as amended.
“FHA Mortgage Loan”: A Mortgage Loan secured by a Mortgage insured by FHA under the provisions of the National Housing Act and the related FHA Regulations, as now and hereafter amended.
“FHA Regulations”: Regulations promulgated by HUD under the National Housing Act, codified in Title 24 of the Code of Federal Regulations, and other HUD issuances relating to mortgage loans insured by the FHA.
“FHFA”: The Federal Housing Finance Agency, or any successor thereto
“Final Settlement Report”: As defined in Section 3.02(b) of this Agreement.
“Float Benefit”: The net economic benefit resulting from holding Mortgage Escrow Payments and Custodial Funds and all other deposits held relating to the Servicing Rights.
“Foreclosure”: The procedure pursuant to which a lienholder acquires title to a mortgaged property in a foreclosure sale, or a sale under power of sale, or other acquisition of title to the mortgaged property based upon a default by the mortgagor under the mortgage loan documents, under the laws of the state where such mortgaged property is located.
“Freddie Mac”: The Federal Home Loan Mortgage Corporation, or any successor thereto.
“Freddie Mac Guide”: The Freddie Mac Single Family Servicing Guide, as amended, supplemented or otherwise modified from time to time.
“Freddie Mac Mortgage Loan”: A mortgage loan (fixed or ARM) (a) with respect to which Freddie Mac owns the beneficial interest therein, or (b) that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Freddie Mac.
“Ginnie Mae”: The Government National Mortgage Association, or any successor thereto.
“Ginnie Mae Guide”: The Ginnie Mae Mortgage Backed Securities (MBS) Guide, as amended, supplemented or otherwise modified from time to time.
“Ginnie Mae Mortgage Loan”: A mortgage loan (fixed or ARM) that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Ginnie Mae.

“High Cost Loan”: A mortgage loan that is (a) a “high cost” mortgage loan under HOEPA, or (b) a “high cost home,” “threshold,” “covered,” “high risk home,” “predatory,” “abusive,” or similarly defined loan, including refinance loans, under any other applicable state, federal or local law or regulation (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees). For avoidance of doubt, Higher Price Mortgage Loans shall not be considered High Cost Loans for purposes of this Agreement.
“Higher Priced Mortgage Loan”: A Higher Priced Mortgage Loan as defined in 12 CFR 1026.35(a)(1).
“HOEPA”: The Home Ownership and Equity Protection Act of 1994, as amended and as implemented by Regulation Z.
“Holdback Funds”: As defined in Section 3.03(c) of this Agreement.
“HUD”: The United States Department of Housing and Urban Development, or any successor thereto.
“HUD Handbook”: HUD issuances relating to the Mortgage Loans, including, but not limited to, HUD Handbook 4330.1 REV-5 and any subsequent revisions thereto and any other handbook or mortgagee letters, circulars, notices or other issuances issued by HUD applicable to the Mortgage Loans, as amended, modified, updated or supplemented from time to time.
“Imaged Mortgage File Documents”: Those documents (in fully-indexed, electronically imaged format) described in part C of Exhibit B attached hereto, or as otherwise set forth in the Transfer Instructions, and which comprise part of the Mortgage File.
“Imaging Fee”: $7.50 per Mortgage Loan.
“Indemnified Party”: As defined in Section 8.04 of this Agreement.
“Indemnifying Party”: As defined in Section 8.04 of this Agreement.
“Initial Exceptions List Deadline”: With respect to a Mortgage Loan, ten (10) calendar days following the beginning of the third full calendar month following the month in which the applicable Servicing Transfer Date occurs. In the instance such date does not fall on a Business Day, the Initial Exceptions List Deadline shall be deemed to be the next Business Day.
“Insurer” or “Insurers”: FHA, HUD, VA, RHS, USDA or any PMI company, pool insurer and any insurer or guarantor under any standard hazard insurance policy, any federal flood insurance policy, any title insurance policy, any earthquake insurance policy or other insurance policy, and any successor thereto, with respect to the Mortgage Loan or the Mortgaged Property.
“Interim Servicing Fee”: For any applicable Interim Servicing Period, the interim servicing fees shall be deemed to be the same fees and compensation payable to the Purchaser under the Subservicing Agreement such that the net fees payable to the Seller under this Agreement and payable to the Purchaser under the Subservicing Agreement for such Interim Servicing Period shall be zero ($0).
“Interim Servicing Period”: With respect to each Mortgage Pool, the period commencing on the day following the applicable Sale Date and ending on the applicable Servicing Transfer Date.
“Investor” or “Investors”: With respect to any Mortgage Loan, Ginnie Mae, Fannie Mae, Freddie Mac, or a Private Investor, as applicable.
“Investor Consent”: The approval, if required, in writing from each applicable Investor and FHFA consenting to the transfer of the applicable Servicing Rights from Seller to Purchaser pursuant to this Agreement.
“Legal Documents”: Those documents described in parts A and B of Exhibit B attached hereto and which comprise part of the Mortgage File.
“Loss” or “Losses”: Any and all out-of-pocket losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, Compensatory Fees, interest, awards, penalties, fines, out-of-pocket costs or expenses of whatever kind, including reasonable attorneys’ fees, fees and the cost of enforcing any right to indemnification hereunder, provided, however, that Losses shall not include (i) any amounts attributable to or arising from overhead allocations, general or administrative costs and expenses, or any cost for the time of any Party’s employees, (ii) ordinary deductions from the calculation of insurance or guaranty benefits by an Agency, including payment of interest by FHA at the debenture rate rather than the mortgage note rate and required deductions for a portion of expenses and interest, excluding those deductions resulting from Seller’s failure to service in accordance with Applicable Requirements and (iii) prepayment interest shortfalls payable to Investors for the accrual of interest in excess of the amount payable by the Mortgagor upon the full or partial prepayment of a Mortgage Loan.
“MERS”: The Mortgage Electronic Registration System.
“MERS Mortgage Loan”: Any Mortgage Loan as to which the related Mortgage Instrument, or an Assignment of Mortgage Instrument, has been recorded in the name of MERS, as nominee or agent for the holder from time to time of the Mortgage Note as of the applicable Sale Date.
“Mortgage Escrow Payments”: The portion, if any, of the Mortgage Loan Payment in connection with a Mortgage Loan that relates to funds for the payment of taxes, assessments, insurance premiums and other customary mortgage escrow amounts required under the Mortgage Loan Documents.
“Mortgage File”: The Legal Documents and Imaged Mortgage File Documents.

“Mortgage Instrument”: Any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a first lien on real estate (or shares of stock in the case of cooperatives) securing payment by a Mortgagor of a Mortgage Note.
“Mortgage Loan”: An Eligible Loan (including Pipeline Mortgage Loans) as to which the Seller has sold the related Servicing Rights to the Purchaser pursuant to the terms and conditions of this Agreement, and which is set forth in the related Mortgage Loan Schedule.
“Mortgage Loan Documents”: The Mortgage Instruments and Mortgage Notes.
“Mortgage Loan Payment”: With respect to a Mortgage Loan, the amount of each monthly installment on such Mortgage Loan, whether principal and interest or escrow or other payment, required or permitted to be paid by the Mortgagor in accordance with the terms of the Mortgage Loan Documents.
“Mortgage Loan Repurchase Price”: With respect to any Mortgage Loan that the applicable Investor requires to be repurchased, or which the Purchaser or Seller elect to repurchase from an applicable Investor in accordance with this Agreement, an amount equal to the total amount required to be paid to such Investor with respect to such repurchase, including any and all penalties owed to the applicable Investor related to the repurchase of such Mortgage Loan.
“Mortgage Loan Schedule”: With respect to any Mortgage Pool of Servicing Rights to be sold on a Sale Date, the related schedule of Mortgage Loans related to such Servicing Rights attached as Schedule 1 to the Sale Confirmation and which schedule includes the data fields set forth on Exhibit E attached hereto. A preliminary schedule of Mortgage Loans (other than Pipeline Mortgage Loans) entitled “Sale Selection_063024_wAdv.xlsx” has been shared with Purchaser.
“Mortgage Note”: The promissory note executed by a Mortgagor and secured by a Mortgage Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan.
“Mortgage Pool”: With respect to Ginnie Mae Mortgage Loans, the pool of Mortgage Loans for which, pursuant to the applicable Investor Consent, the related Servicing Rights are transferred to Purchaser on the applicable Servicing Transfer Date.
“Mortgaged Property”: The residential real property that is encumbered by a Mortgage Instrument, including all buildings and fixtures thereon.
“Mortgagor”: Any obligor under a Mortgage Note and Mortgage Instrument.
“Originator”: With respect to any Mortgage Loan, the Person(s) that: (a) took the loan application, (b) processed the loan application, (c) underwrote the loan application and/or (d) closed or funded the Mortgage Loan.
“Parties”: The Seller and the Purchaser.

“Person”: An individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, a government body, agency or instrumentality or any other entity.
“Pipeline Mortgage Loans”: All residential mortgage loans not reflected on the preliminary schedule of Mortgage Loans referenced in the definition of “Mortgage Loan Schedule” that are processed, pooled, sold and/or delivered by the Seller to an Investor prior to the initial Sale Date, except as otherwise mutually agreed by the Seller and the Purchaser.
“PMI”: Private mortgage insurance.
“PMI Companies”: The insurance companies that have issued PMI policies insuring any of the Mortgage Loans.
“Pool”: A pool of Mortgage Loans that have been aggregated pursuant to the Agency Guidelines into a mortgage-backed security which has been guaranteed by the applicable Investor.
“Power of Attorney”: The power of attorney executed by Seller in accordance with Section 5.13 hereof.
“Preliminary Settlement Report”: As defined in Section 3.02(a) of this Agreement.
“Prior Servicer”: With respect to a Mortgage Loan, any Person that was a Servicer of such Mortgage Loan before the applicable Servicing Transfer Date.
“Private Investor” or “Private Investors”: Each of the private investors identified on Exhibit C.
“Purchase Price”: The product of the unpaid principal balance of the Mortgage Loans as of the Cut-Off Date multiplied by the Purchase Price Percentage and as further defined in Section 3.01.
“Purchase Price Percentage”: As provided in Exhibit G.
“Purchaser”: As defined in the introductory phrase of this Agreement.
“Recourse Obligation”: Any obligation with respect to any Mortgage Loan in any master commitment or pool purchase contract, whether described as a limited or full recourse, credit support reimbursement or other obligation, loss sharing arrangement or otherwise which would subject the servicer of such Mortgage Loan to credit losses in connection with a default under, or the Foreclosure of, acceptance of deed in lieu of Foreclosure, or on the liquidation of such Mortgage Loan.
“Repurchase Alternative Agreement”: As defined in Section 8.03(d) of this Agreement.

“RHS”: Rural Housing Service of the United States Department of Agriculture, or any successor thereto.
“RHS Regulations”: The regulations promulgated by the RHS and other RHS issuances relating to mortgage loans guaranteed by the RHS.
“Sale Confirmation”: A document, substantially in the form of Exhibit A attached hereto, executed by the Seller and the Purchaser on the related Sale Date, which sets forth the related Servicing Rights sold to the Purchaser on such Sale Date and the other information set forth on such form.
“Sale Date”: With respect to any Servicing Rights, the date set forth in the related Sale Confirmation, on which Purchaser acquires all rights, obligations, title and interests in and to such Servicing Rights identified therein subject to the terms of this Agreement.
“Seller”: As defined in the introductory phrase of this Agreement.
“Servicer”: The Person contractually obligated, at any time, to administer the Servicing Rights under the Servicing Agreements.
“ServiceLink”: ServiceLink IP Holding Company, LLC, or any successor thereto.
“Servicing Agreements”: The contracts (including, without limitation, any pooling agreement, servicing agreement, custodial agreement or other agreement or arrangement), and all applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the Servicer, with respect to Eligible Loans.
“Servicing Fee”: The annual aggregate amount payable to the Servicer under the applicable Servicing Agreement related to a Mortgage Loan as consideration for servicing such Mortgage Loan, less any guarantee fees due to the applicable Investor and any other components of the servicing fees that Seller is not entitled to retain as compensation pursuant to the Agency Guidelines or otherwise, which may be expressed as a percentage.
“Servicing Rights”: (a) The rights and obligations to service, administer, collect payments for the reduction of principal and application of interest, collect payments on account of taxes and insurance, pay taxes and insurance, remit collected payments, provide foreclosure services, and provide full escrow administration in connection with the Mortgage Loans, (b) any other obligations required by any Agency, Investor or Insurer in, of, for or in connection with the Mortgage Loans pursuant to the Servicing Agreements, (c) the right to receive, possess, and use any and all accounts (inclusive of all custodial and escrow accounts), documents, files, records, Mortgage Files, servicing documents, servicing records, data tapes, computer records, or any other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans, (d) the right to receive the Servicing Fee and any Ancillary Fees (along with any other future compensation or other related fees or expenses) arising from or connected to the Mortgage Loans and the benefits derived from and obligations related to any accounts arising from or connected to such Mortgage Loans (e) all rights to reimbursement and collection of Advances, deferred servicing fees, and all similar fees, (f) to the extent applicable, conveyance of rights to call or collapse related securitizations, (g) all rights and benefits relating to the direct solicitation of the related Mortgagors for refinance or modification of the Mortgage Loans and the attendant right, title and interest in and to the list of such Mortgagors and data relating to their respective Mortgage Loans, (h) all agreements or documents creating, defining, or evidencing any servicing rights to the extent they relate to a Mortgage Loan and Seller’s role as servicer thereunder, and (i) all rights, powers and privileges incident to any of the foregoing.
“Servicing Rights Repurchase Price”: The sum of the following: (a) the product of the unpaid principal balance of the Mortgage Loan at the Cut-Off Date multiplied by the Purchase Price Percentage and such product multiplied by a fraction, the numerator of which equals the current unpaid principal balance of the related Mortgage Loan and the denominator of which is the unpaid principal balance of such Mortgage Loan as of the Cut-Off Date; (b) if the Seller elects to repurchase the related Servicing Rights, all unreimbursed Advances paid by the Purchaser to the Seller hereunder and for the related Advances made by the Purchaser to the extent the Purchaser has not been reimbursed for such Advances in connection with the related Mortgage Loans and the Servicing Rights; and (c) if the Seller elects to repurchase the related Servicing Rights, the cost of any transfer fees such as documentary stamp taxes, recording taxes, and transfer taxes.
“Servicing Transfer Date”: The date or dates on which, pursuant to the applicable Investor Consent, (i) Purchaser assumes responsibility for actual servicing of the Mortgage Loans, and (ii) Seller ceases actual servicing of the Mortgage Loans. The Parties agree that the Servicing Transfer Date(s) shall be as mutually agreed by the Seller and Purchaser and permitted by the applicable Investor Consent.
“State Agency”: Any state or local agency with authority to (a) regulate the business of the Purchaser or the Seller, including without limitation any state or local agency with authority to determine the investment or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Purchaser or the Seller, or (b) originate, purchase or service mortgage loans, or otherwise promote mortgage lending, including without limitation any state and local housing finance authorities.
“Subservicing Agreement”: The Subservicing Agreement, dated as the date hereof, between the Seller and the Purchaser, as may be amended from time to time.
“Survival Period”: The period commencing on the related Sale Date and ending [***] following such Sale Date.
“Termination Date”: December 31, 2024, or such other date as mutually agreed by the Seller and the Purchaser.
“Trailing Loan Documents”: Each of the documents described in part B of Exhibit B attached hereto.

“Transfer Instructions”: The transfer instructions to be mutually agreed upon by Seller and Purchaser no later than the initial Sale Date, which shall specify the manner in which the Servicing of the Mortgage Loans shall be transferred to the Purchaser, as agreed upon by the Purchaser and the Seller in good faith.
“Uncured Document Exception”: A Mortgage Loan that continues to be subject to a document exception as set forth in the Exceptions Lists and such document exception is expected by the Purchaser, as determined in its good faith and reasonable discretion, to have a material and adverse effect on the servicing of such Mortgage Loan and/or value of the related Servicing Rights.
“USDA”: The United States Department of Agriculture or any successor thereto.
“USDA Regulations”: The regulations promulgated by the USDA and other USDA issuances relating to mortgage loans guaranteed by the USDA.
“VA”: The United States Department of Veterans Affairs or any successor thereto.
“VA Regulations”: The regulations promulgated by the VA pursuant to the Serviceman’s Readjustment Act of 1944, as amended, codified in Title 38 of the Code of Federal Regulations, and other related HUD or VA issuances related to such Mortgage Loans, including, but not limited to, related handbooks, circulars, notices and mortgagee letters, as well as all other VA issuances relating to mortgage loans guaranteed by the VA, each of which may be amended from time to time.
Section I.2General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
a)Terms used in this Agreement have the meanings assigned to them in this Agreement, and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.
b)Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.
c)References herein to a “Section,” shall be to the specified section(s) of this Agreement and shall include all subsections of such section(s).
d)The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provisions.
e)Section headings and other similar headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.
f)Each reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder.

g)References to days shall mean consecutive calendar days unless otherwise specified as “Business Days.”
ARTICLE I

SALE OF SERVICING RIGHTS AND RELATED MATTERS
Section I.1Items to be Sold, Transferred and Assigned. Upon the terms and subject to the conditions of this Agreement, and subject to Applicable Requirements, the Seller shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and assume from the Seller, on the Sale Date upon the terms specified herein, all of the Seller’s legal and beneficial right, title, interest in and to the applicable (a) Servicing Rights, (b) Advances, (c) Custodial Funds, and (d) Mortgage Files for the Mortgage Loans. The Purchaser shall be entitled to the Servicing Fees received or collected following the Cut-Off Date.
Section I.2Evidence of Sale. Prior to the applicable Sale Date, the Purchaser and the Seller shall execute and deliver the documents required by each Investor in connection with the transfer of the Servicing Rights hereunder, in form and substance reasonably satisfactory to the Purchaser and the Seller and in compliance with Applicable Requirements.
Section I.3Retention of Property by Seller in Trust. From and after the applicable Sale Date, the sole and exclusive ownership of the Servicing Rights sold on such Sale Date shall vest in the Purchaser. Any possession or control of the Mortgage Files or other related books, records, accounts, funds or other property representing or relating to the Servicing Rights by the Seller following the applicable Sale Date shall be possessed or held by the Seller solely in trust on behalf of, and at the will of, the Purchaser, except that the Seller may retain and maintain copies of documents and records from the Mortgage Files or its prior origination or servicing activities to the extent such documents and records are necessary or appropriate to comply with Applicable Requirements and Seller’s records retention policy.
Section I.4Interim Servicing. With respect to each Mortgage Pool, during any related Interim Servicing Period, Seller shall service the related Mortgage Loans comprising such Mortgage Pool in accordance with Section 5.02 of this Agreement.
Section I.5Servicing Transfer Instructions. In connection with the transfer of the Servicing Rights from Seller to Purchaser pursuant to this Agreement, Seller and Purchaser shall act in accordance with the Transfer Instructions, Agency Guidelines, and CFPB Bulletin 2014-01, dated August 19, 2014.
ARTICLE II

PURCHASE PRICE AND RELATED MATTERS
Section II.1Purchase Price. In consideration for the transfer and sale contemplated herein of the Servicing Rights, the Purchaser shall pay to the Seller in the manner and based on the timing set forth in this Article III (subject to the adjustments provided for in this Article III), an amount equal to the applicable Purchase Price Percentage multiplied by the aggregate outstanding principal balance, as of the related Cut-Off Date, of the applicable Mortgage Loans for which the Servicing Rights are included in the related Mortgage Loan Schedule (the “Purchase Price”).
Section II.2Procedures for Determining Purchase Price.
a)No later than five (5) Business Days prior to the Sale Date, the Seller shall deliver to the Purchaser a loan level report of all Servicing Rights to be sold to the Purchaser on such Sale Date (the “Preliminary Settlement Report”) and the Estimated Purchase Price Computation Worksheet in the form of Exhibit E-1. The Preliminary Settlement Report shall include loan level information for each related Mortgage Loan and such other information as is set forth in Exhibit E attached hereto. The Preliminary Settlement Report shall include the unpaid principal balance of the Mortgage Loans as of the related Estimate Date. The Purchaser shall review and either approve or object (in writing) to such Preliminary Settlement Report and the related Estimated Purchase Price Computation Worksheet within three (3) Business Days of the Purchaser’s receipt thereof. In the event that the Purchaser objects to the content of the Preliminary Settlement Report and the related Estimated Purchase Price Computation Worksheet, the Purchaser’s written objection shall contain sufficient specificity to enable the Seller to reconcile and/or remedy any and all exceptions discovered by the Purchaser on or before the Sale Date.
b)Final Settlement Report. No later than (i) seven (7) Business Days after the Sale Date with respect to the Servicing Rights the Seller shall deliver to the Purchaser a loan level report of all Servicing Rights sold to the Purchaser on such Sale Date (the “Final Settlement Report”) and the Purchase Price Computation Worksheet in the form of Exhibit E-2 . The Final Settlement Report shall include the information set forth in Exhibit E attached hereto and include the actual unpaid principal balance of each related Mortgage Loan as of the Cut-Off Date. The Purchaser shall review and either approve or object (in writing) to such Final Settlement Report and Purchase Price Computation Worksheet within three (3) Business Days of the Purchaser’s receipt thereof. In the event that the Purchaser objects to the content of the Final Settlement Report and the Purchase Price Computation Worksheet, the Purchaser’s written objection shall contain sufficient and specific information to enable the Seller to reconcile and/or remedy any and all exceptions discovered by the Purchaser. The Parties shall work in good faith to agree to any reconciliations and exceptions as soon as practical, and upon agreement either the Seller shall pay to the Purchaser or the Purchaser shall pay to the Seller any amounts necessary to reconcile the portion of the Purchase Price previously paid by the Purchaser with the actual amount due to the Seller based on the Final

Settlement Report and the Purchase Price Computation Worksheet or the Seller shall reimburse the Purchaser the related portion of the Purchase Price.
c)Pipeline Mortgage Loans. Sections 3.02(a) and (b) shall not apply to Pipeline Mortgage Loans. The Seller and the Purchaser shall cooperate to agree on the settlement process and reconciliation of the Purchase Price of the Pipeline Mortgage Loans.
Section II.3Payment of Purchase Price by the Purchaser. Subject to the terms and conditions herein, the Purchase Price shall be paid by the Purchaser to the Seller as follows:
a)Sale Date Payments. On the related Sale Date, the Purchaser shall pay to the Seller an amount equal to ninety-five percent (95%) of the Estimated Purchase Price applicable to the Servicing Rights to be sold to the Purchaser as of such Sale Date using the process outlined in Section 3.02(a), provided, however, that with respect to Pipeline Mortgage Loans, 100% of the Purchase Price shall be paid on the Sale Date and there will be no subsequent payments with respect to such Mortgage Loans under Sections 3.03(b) or 3.03(c). Such amount shall be reconciled as provided in Section 3.02(b).
b)Subsequent Payments. As soon as practicable following the related Sale Date, but no later than ninety (90) days thereafter, Purchaser shall pay to Seller the amount that when added to payments already made under Section 3.03(a) will total ninety-seven and one-half percent (97.5%) of the Purchase Price applicable to the Servicing Rights sold to the Purchaser as of such Sale Date.
c)Holdback. The remaining two and one-half percent (2.5%) of the Purchase Price for the Servicing Rights related to the Mortgage Loans sold on the related Sale Date shall be held back by the Purchaser (the “Holdback Funds”).  Until such time as all Uncured Document Exceptions are cured, there shall be a minimum of at least $[***] in Holdback Funds. Commencing no later than the Initial Exceptions List Deadline, and on each calendar month thereafter, the Purchaser shall provide the Seller with an Exceptions List noting all Uncured Document Exceptions as of the end of the prior calendar month for all of the Mortgage Loans relating to the Servicing Rights sold on the related Sale Date. Once the Seller has cured all Uncured Document Exceptions for any Mortgage Loan or the Mortgage Loan has paid in full, the Purchaser shall pay to the Seller the amount of any Holdback Funds then held by the Purchaser with respect to the cured or paid in full Mortgage Loans on a pro-rata basis within one (1) Business Day of providing the Seller with an Exceptions List.  For the avoidance of doubt, (i) the Holdback Funds will be administered under this Section 3.03(c) in the aggregate with respect to all Servicing Rights sold under this Agreement regardless of the number of Sale Dates or Transfer Dates and (ii) all Uncured Document Exceptions for any given Mortgage Loan must have been cleared by Seller or such Mortgage Loan must have been paid in full in order for the Purchaser to disburse the Holdback Funds related to the Mortgage Loan. Purchaser shall have the right to pay from the Holdback Funds the cost or expense charged by an unaffiliated third party to assist with the curing of any Uncured Document Exceptions. Purchaser shall consult with Seller prior to instructing such third party to cure any particular Uncured Document Exceptions to confirm if such exception has been cured or such cure is expected to be cured in a reasonable period of time. Purchaser shall provide Seller with copies of invoices from such third parties involved in assisting the Purchaser curing any Uncured Document Exceptions for amounts that are deducted from the Holdback Funds. Notwithstanding any provision in this Section 3.03(c) to the contrary, at the end of the twelve (12) month period following the last Servicing Transfer Date (not relating to Pipeline Mortgage Loans), any remaining Holdback Funds shall be released to the Seller.
d)No Waiver. No payment under this Section 3.03 shall constitute a waiver by either party, or otherwise limit or reduce, any of the Seller’s or Purchaser’s indemnification or Seller’s repurchase (or reimbursement) obligations under Article VIII hereof or elsewhere in this Agreement.
e)Notwithstanding anything contained herein to the contrary, Purchaser shall have no obligation to make any payment under any subsection of this Section 3.03 with respect to any portion of the Servicing Rights for which the applicable Investor has denied (or otherwise not approved) Seller’s request to transfer the related Servicing Rights to Purchaser as of the related Servicing Transfer Date.
Section II.4Custodial Funds and Advances.
a)P&I and Escrow: All Custodial Funds and all other funds and collections held by or on behalf of the Seller in connection with the Mortgage Loans shall be deposited by the Seller in appropriate Custodial Accounts in accordance with all Applicable Requirements. Within one (1) Business Day of each Servicing Transfer Date, the Seller shall furnish the Purchaser with a schedule of all Custodial Funds (“Custodial Funds Schedule”) held by the Seller as of such Servicing Transfer Date. The Seller represents and warrants, on each applicable Servicing Transfer Date, that the information contained in the Custodial Funds Schedule is true, correct and complete in all material respects. Within three (3) Business Days following each Servicing Transfer Date, all Custodial Funds and all other funds and collections held by or on behalf of the Seller in connection with the Mortgage Loans shall be transferred to Purchaser, provided, however, that Seller may net escrow Advances from Custodial Funds representing escrow funds. Notwithstanding the foregoing, the Seller shall retain Custodial Funds relating to principal and interest on the Mortgage Loans in Seller’s possession as of the Servicing Transfer Date that are due in Seller’s final remittances to the Investors. If there is a deficiency in the Custodial Funds required to satisfy the requirements to satisfy the required remittance amounts to the Investors, the Seller shall provide Purchaser with a report showing the amount required to satisfy the remittance owed to the Investors, which shall be provided to Purchaser at least three (3) Business Days prior to the date such funds are due the Investors, and the Purchaser shall wire an amount equal to such deficiency to the Seller no later than two (2) Business Days prior to the date of the Seller’s final remittances to the Investors.
b)Advances: Subject to this Section 3.04, the Purchaser shall reimburse the Seller for any unreimbursed Advances as of the applicable Servicing Transfer Date within forty-five (45) calendar days following receipt of (i) a loan level report reflecting such unreimbursed Advances (including a loan level and line-by-line description of the type of Advances, i.e., tax, insurance, attorney fees, property inspection, disbursement date, etc.), and (ii) all reasonably necessary supporting documentation and invoices with respect to such Advances necessary for the Purchaser to determine that such Advances are reimbursable in accordance with Applicable Requirements, provided, however, that escrow Advances may be netted from escrow funds pursuant to Section 3.04(a). Purchaser shall have no obligation to reimburse Seller for Advances (except with respect to Advances made for Mortgage Loans related to Private Investors) that were not made in accordance with Applicable Requirements. The Seller shall forward to the Purchaser any recoveries of Advances received by it that are reimbursable to the Purchaser within ten (10) Business Days of receipt.
c)Corporate Advance on Current Loans. Purchaser shall reimburse Seller for all unreimbursed non-escrow corporate Advances as of the applicable Servicing Transfer Date on current Mortgage Loans identified on Schedule 3.04 and for any other Mortgage Loans for which there are non-escrow corporate Advances on current Mortgage Loans as of the applicable Servicing Transfer Date which are determined in good faith by the Seller and Purchaser to be fully recoverable from the applicable Agency, Insurer or Mortgagor. For other unreimbursed non-escrow corporate Advances on current Mortgage Loans, such Advances shall be reimbursed by Purchaser to Seller on a monthly basis only to the extent such Advances are subsequently recovered with respect to the related Mortgage Loan. Purchaser shall make reasonable efforts in accordance with Applicable Requirements to recover such Advances and shall provide to Seller a quarterly report regarding the status of such recoveries, including any determination that such Advances will not be recoverable with respect to any Mortgage Loan. Purchaser’s obligations to make reasonable efforts to recover such Advances and provide quarterly reports shall expire thirty-six (36) months from and after the applicable Transfer Date.
Section II.5Certain Adjustments and Refunds.
a)Purchase Price Reimbursement. With respect to any Servicing Rights, if the servicing of the related Mortgage Loans is not transferred on the respective Servicing Transfer Date for any reason, including without limitation, if applicable, failure by the Seller to obtain the necessary Investor approval for such transfer, and such subsequent Servicing Transfer Date has not been mutually agreed to by the Parties, then the Seller shall reimburse the Purchaser the related Purchase Price paid by the Purchaser for such Servicing Rights within three (3) Business Days following such failed Servicing Transfer Date; provided that Seller shall retain the Servicing Rights for any Mortgage Loans for which Purchaser requires Seller to reimburse the related Purchase Price. Should the Seller fail to reimburse the Purchaser for any amounts as set forth in this Section 3.05, then the Purchaser may offset such amounts against the Holdback Funds as determined by the Purchaser in its sole and reasonable discretion following written notice to the Seller.
b)Adjustments. To correct errors relating to amounts calculated and paid hereunder in respect of the Purchase Price, transfer of the Custodial Funds, payment for the Advances, or payment or transfer of any other amounts due under this Agreement to either Party, in good faith, either Party may, within one hundred eighty (180) days following the Servicing Transfer Date, on a monthly basis, provide written notice to the other Party of any errors identified during the current calendar month. Within five (5) Business Days after the end of the calendar month in which receipt of information sufficient to provide notice that an error has occurred, the Party benefiting from the error shall (i) pay an amount sufficient to correct and reconcile the Purchase Price, Custodial Fund, Advances or such other amounts, and (ii) provide a reconciliation statement and such other documentation sufficient to satisfy the other Party (in such other Party’s exercise of its reasonable discretion) concerning the accuracy of such reconciliation.
Section II.6Form of Payment to be Made. Unless otherwise agreed to by the Parties, all payments to be made by a Party to another Party, or such other Party’s designee, shall be made by wiring immediately available funds in United States dollars to the accounts designated by the receiving Party in accordance with such Party’s written instructions.

Section II.7Early Payoff (EPO) Protection. With respect to a Mortgage Loan that pays off in full (other than a refinancing by Purchaser) prior to ninety (90) days from the Sale Date, the Purchaser shall invoice the Seller, and the Seller shall, within seven (7) Business Days of receipt of such invoice, reimburse the Purchaser the applicable Purchase Price paid by the Purchaser for such Mortgage Loan. Seller shall not be required to make such payments unless Purchaser provides written notice of any paid off Mortgage Loans within ninety (90) days following the end of the EPO protection period.
Section II.8Pipeline Mortgage Loans. The Servicing Rights relating to the Pipeline Mortgage Loans shall be sold by Seller to Purchaser on a flow basis in a manner mutually agreed to by the Seller and the Purchaser. The Parties agree to cooperate in good faith to negotiate the specific provisions regarding the sale and transfer of the Servicing Rights related to the Pipeline Mortgage Loans from Seller to Purchaser, including the timing of such sale and transfer of such Servicing Rights and related processes and procedures.
Section II.9Private Investor Mortgage Loans. Notwithstanding any provision in this Agreement to the contrary, with respect to the Mortgage Loans related to the Private Investors, any references to Agency or Investor requirements or guidelines herein shall be disregarded and shall be deemed to reference the requirements under the Servicing Agreement applicable to such Mortgage Loan.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Section III.1Representations and Warranties of Seller. As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to the Purchaser as of the Effective Date and the applicable Sale Date:
a)Due Organization and Good Standing. The Seller is a national banking association duly organized, validly existing, and in good standing under the laws of the United States. The Seller has, and at all relevant times has had, in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Rights require it to be qualified or licensed, except where exempt from such requirements or where the failure of the Seller to possess such qualifications, licenses, permits, approvals and registrations would not have a material adverse effect on its ability to enforce any Mortgage Loan or to realize the full benefits of any Servicing Rights. The Seller is an approved seller/servicer, servicer or issuer, as applicable, for Fannie Mae, Freddie Mac, Ginnie Mae, FHA, RHS and VA and is a mortgagee approved by HUD pursuant to Section 203 of the National Housing Act.

No event has occurred, including but not limited to a change in insurance coverage, that would make the Seller unable to comply with the eligibility requirements set forth in the Applicable Requirements. The Seller has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which could be reasonably expected to materially and adversely affect the ability of Seller to perform its obligations hereunder.
b)Authority and Capacity. The Seller has all requisite power, authority and capacity to execute and deliver this Agreement and to perform all of its obligations hereunder.
c)Effective Agreement. The execution, delivery and performance of this Agreement by the Seller and consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary corporate or other action; this Agreement has been duly and validly executed and delivered by the Seller; and this Agreement is a valid and legally binding agreement of the Seller and enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights and to general principles of equity.
d)No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with its terms and conditions, shall (i) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, or require any additional approval (except as shall have been obtained or made as of the related Sale Date) under any of the terms, conditions or provisions of (A) the articles of organization, or other organizational documents (as applicable) of the Seller or (B) any mortgage, indenture, deed of trust, loan or credit agreement or instrument to which the Seller is now a party or by which the Seller is bound, or any order, judgment or decree of any court or governmental authority applicable to the Seller; or (ii) result in the creation or imposition of any lien, charge or encumbrance of any material nature upon the Servicing Rights or any of the Mortgage Loans.
e)Consents and Waivers. Prior to the applicable Sale Date, excluding the related Investor Consents, the Seller will obtain any permit, authorization, consent, approval or waiver of, any Person necessary to sell the Servicing Rights to the Purchaser. Prior to the applicable Servicing Transfer Date, the Seller will use commercially reasonable efforts to obtain any permit, authorization, consent, approval or waiver of, any Person, including the applicable Investor Consent, necessary to transfer the Servicing Rights to the Purchaser.

f)Ability to Transfer. The Seller has the right and ability to transfer all servicing information and all documentation, tapes, reports and other information required to be provided to the Purchaser or its designee, in accordance with the terms of this Agreement and all such transfers shall be in compliance with Applicable Requirements.
g)Insurance. The Seller maintains error and omissions and fidelity insurance coverage, in amounts as required by Applicable Requirements.
h)Litigation. There is no litigation, claim, demand, proceeding or governmental investigation pending, or to the Seller’s knowledge, threatened, or any order, injunction or decree outstanding, against or relating to the Seller that would reasonably be expected to materially adversely affect the Servicing Rights being purchased by the Purchaser hereunder, the Mortgage Loans, the performance by the Seller of its obligations (or by the Purchaser of its future obligations) under the Servicing Agreements or adversely affect or delay the performance by the Seller of its obligations under this Agreement.
i)Facts and Omissions. No information provided in any Exhibit or Schedule to this Agreement, or in any data tape provided by the Seller to the Purchaser hereunder contains or will contain any material misstatement of fact.
j)Quality Control Program. The Seller maintains an internal quality control program designed to verify, on a regular basis, the existence and accuracy of the legal documents and credit documents relating to the Mortgage Loans that complies in all material respects with Applicable Requirements. The program is designed to evaluate and monitor the overall quality of the loan origination and servicing activities of the Seller, the compliance of the Mortgage Loans with Applicable Requirements, and, as applicable, Originators and Prior Servicers.
k)MERS Membership. The Seller is an approved member in good standing with MERS.
Section III.2Representations and Warranties of Seller Regarding Mortgage Loans and Servicing Rights. As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to the Purchaser as of the applicable Sale Date, or such other date as specified in this Section 4.02):
a)General Compliance. Each Mortgage Loan and the related Servicing Rights conform to Applicable Requirements in all material respects, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, or participation certificates issued by, the applicable Agency, Investor, Insurer or other Person upon such sale, issuance of insurance or pooling, if any. Each Mortgage Loan has been originated, underwritten, serviced, pooled, and sold in compliance with all Applicable Requirements and Accepted Servicing Practices in all material respects. All collection efforts by or on behalf of the Seller have been performed timely, prudently and in compliance with all Applicable Requirements and Accepted Servicing Practices in all material respects. The Seller is not in default with respect to the Seller’s obligations relating to the Mortgage Loans under Applicable Requirements in any material respect. The Servicing Agreements do not contain any provisions that reasonably would be expected to impose upon the Purchaser any obligations in addition to those typically imposed upon servicers of standard Investor servicing rights. The Seller is not, nor is the Seller reasonably likely to be, in default under any agreement, contract or arrangement with any Person related to the Mortgage Loans and/or Servicing Rights, which default would reasonably be expected to result in any Loss to the Purchaser following the related Sale Date.
b)Enforceability of Mortgage Loan. Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a Mortgage Instrument, in each case, on such forms and with such terms as comply with all Applicable Requirements. Each Mortgage Note and the related Mortgage Instrument is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights and to general principles of equity. All parties to the Mortgage Note and the Mortgage Instrument had legal capacity to execute the Mortgage Note and the Mortgage Instrument and each Mortgage Note and Mortgage Instrument has been duly and properly executed by such parties. The Mortgage Loan is not subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage Instrument, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage Instrument unenforceable by the Seller or the Purchaser, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto.
c)Compensatory Fees. With respect to each Fannie Mae Mortgage Loan and Freddie Mac Mortgage Loan, there are no outstanding, unpaid and/or accrued Compensatory Fees.

d)Priority of Lien. Each Mortgage Instrument has been duly acknowledged and recorded or sent for recordation and is a valid and subsisting first lien, and the Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the Mortgage Instruments, except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording, acceptable to mortgage lending institutions generally and (iii) other matters to which like properties are commonly subject which do not interfere with the benefits of the security intended to be provided by the Mortgage Instrument or the use, enjoyment, value or marketability of the related Mortgaged Property or its accompanying Servicing Right. There are no delinquent tax or any other form of assessment liens against any Mortgaged Property.
e)Title Insurance. Except for any Mortgage Loan secured by a Mortgaged Property as to which an opinion of counsel of the type customarily rendered in such state in lieu of title insurance has been received, a valid and enforceable title policy, or a commitment to issue such a policy (with respect to which a title policy will be received to replace such commitment), has been issued and is in full force and effect for such Mortgage Loan in the amount not less than the original principal amount of such Mortgage Loan, which title policy insures that the related Mortgage Instrument is a valid first lien on the Mortgage Property therein described and that the Mortgaged Property is free and clear of all liens having priority over the lien of the Mortgage Instrument (except for such exceptions specified in Section 4.02(d) hereof). All provisions of such insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. As to each such policy, the Seller has complied with all applicable provisions and all applicable statutes and regulations, there has been no act or omission which would reasonably be expected to invalidate any such policy, there has been no event or condition which would reasonably be expected to result in the revocation, cancellation or expiration of such policy, and the insurance is and will remain in full force and effect with respect to the related Mortgage Loan through the Servicing Transfer Date. There are no defenses, counterclaims, or rights of set-off against the Seller or any other Person affecting the validity or enforceability of any such policy.
f)No Default/No Waiver. Except as set forth on the Mortgage Loan Schedule, other than with respect to borrower payments that have not yet caused a Mortgage Loan to become a Delinquent Loan, there is no default, breach, violation or event of acceleration existing under any Mortgage Loan, and no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration. Except if identified on the Mortgage Loan Schedule or in connection with Consolidation, Extension and Modification Agreements permitted under New York law, neither the Seller nor any Originator or Prior Servicer has, except in accordance with Applicable Requirements, (i) agreed to any material modification, extension or forbearance in connection with a Mortgage Note or Mortgage Instrument, (ii) released, satisfied or canceled any Mortgage Note or Mortgage Instrument in whole or in part, (iii) subordinated any Mortgage Instrument in whole or in part, or (iv) released any Mortgaged Property in whole or in part from the lien of any Mortgage Instrument.
g)Application of Funds. All payments received by or on behalf of the Seller with respect to any Mortgage Loan have been remitted and properly accounted for in compliance with and as required by Applicable Requirements and Accepted Servicing Practices.
h)Mortgage Insurance. Each Mortgage Loan that is required to have FHA Insurance has such FHA Insurance under the standard provisions of the FHA program. Each Mortgage Loan that is required to have a VA guarantee is so guaranteed by the VA, under the standard provisions of the VA program. Each Mortgage Loan that is required to have a USDA guarantee is so guaranteed by the USDA, under the standard provisions of the USDA program. Each Mortgage Loan that is required to have a RHS guarantee is so guaranteed by the RHS pursuant to the Housing Act of 1949, as amended, Section 538, Public Law 106-569, 42 U.S.C. § 1490p-2 and codified in 7 C.F.R. § 3565. Each Mortgage Loan which is required pursuant to Applicable Requirements to have mortgage insurance or a guaranty certificate has such mortgage insurance or a guaranty certificate, and has an accurate holder identification for purposes of filing claims. As to each mortgage insurance, pool insurance or guaranty certificate, the Seller and any Originator and Prior Servicer have complied with applicable provisions of the insurance or guaranty contract and all applicable statutes and regulations, all premiums or other charges due in connection with such insurance or guaranty have been paid, there has been no act or omission which would reasonably be expected to invalidate any such insurance or guaranty with respect to the Seller or any Originator or Prior Servicer, there has been no event or condition which would reasonably be expected to result in the revocation, cancellation or expiration of such coverage, and the insurance or guaranty is or, when issued, will be, and will remain in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of set-off against the Seller affecting the validity or enforceability of any mortgage insurance, pool insurance or guaranty with respect to a Mortgage Loan.

All appropriate disclosures related to such mortgage insurance, pool insurance or guaranty were accurately prepared and have been timely provided to each Mortgagor in compliance with Applicable Requirements and Accepted Servicing Practices. All provisions of such insurance policies or guarantees have been and are being complied with in all material respects, all premiums due thereunder have been paid and such policies and/or guarantees are in full force and effect.
i)Compliance with Laws. The Seller and each Originator and Prior Servicer have complied with Applicable Requirements with respect to the applicable Mortgage Loan. All parties that have had any interest in the applicable Mortgage Loan, including any Originator or Prior Servicer, was qualified to do business, and had all requisite licenses, permits and approvals, in the jurisdictions in which the applicable Mortgaged Properties are located, except where the failure to possess such qualifications, licenses, permits and approvals would not materially and adversely affect the enforceability of the Mortgage Loan Documents by the Purchaser or would not result in any claim, demand, litigation, or Loss.
j)Filing of Reports. The Seller has filed or will file in a timely manner all reports required by the Agencies, Investors, Insurers and other Applicable Requirements with respect to the Mortgage Loans and the Servicing Rights related to the period of time prior to the applicable Servicing Transfer Date that the Seller has been servicing such Mortgage. The Seller has filed (or caused to be filed), and hereafter shall file (or cause to be filed), all IRS Forms, including but not limited to Forms 1041 K1, 1041, 1099 INT, 1099 MISC, 1099A and 1098, as appropriate, which are required to be filed with respect to the Servicing Rights for activity that occurred on or before the applicable Sale Date.
k)Custodial Accounts. All Custodial Accounts required to be maintained by the Seller have been established and continuously maintained in compliance with Applicable Requirements and Accepted Servicing Practices. Custodial Funds received by or on behalf of the Seller have been credited to the appropriate Custodial Account in a timely manner and in compliance with Applicable Requirements and Accepted Servicing Practices, and have been retained in and disbursed from the Custodial Accounts in compliance with Applicable Requirements and Accepted Servicing Practices. With regard to Mortgage Loans that provide for Mortgage Escrow Payments, each Mortgage Loan has had (i) the amount of such payments computed in compliance with Applicable Requirements, (ii) all charges and other items that are to be paid out of the Mortgage Escrow Payments actually paid on a timely basis in compliance with Applicable Requirements, and (iii) the statements and notices required by Applicable Requirements in connection with Custodial Accounts, including without limitation statements of taxes and other items paid out of the Mortgage Escrow Payments and notices of adjustments to the amount of the Mortgage Escrow Payments, timely delivered to the related Mortgagors. With respect to Mortgage Escrow Payments, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made in compliance with Applicable Requirements and Accepted Servicing Practices, and no Mortgage Escrow Payments or other charges or prepayments due from a Mortgagor have been capitalized under any Mortgage Instrument or the related Mortgage Note.
l)Advances. All Advances paid for by Purchaser to Seller, or net against amounts paid over by Seller to Purchaser hereunder were made in accordance with Applicable Requirements, are carried on the books of Seller at values determined in accordance with generally accepted accounting principles, are not subject to any set-off or claim that could be asserted against Seller, or to Seller’s knowledge, Purchaser, and Seller has not received any notice from any Investor, or any Insurer or other Person in which such Investor, Insurer or Person disputes or denies a claim by Seller for reimbursement in connection with an Advance. No Advance has been sold, transferred, assigned or pledged by Seller to any Person other than Purchaser. Seller has not taken any action that, or failed to take any action the omission of which, would materially impair the rights of Purchaser with respect to any such Advance.
m)Investor Remittances and Reporting. The Seller and, to the Seller’s knowledge, each Originator and Prior Servicer (i) have timely remitted or otherwise made available to each Investor (A) all principal and interest payments received to which the Investor is entitled under the applicable Servicing Agreements, including without limitation any guaranty fees, and (B) all advances of principal and interest payments required by such Servicing Agreements, and (ii) have properly prepared and timely submitted to each Investor all reports in connection with such payments required by Applicable Requirements and Accepted Servicing Practices.
n)Taxes and Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments and ground rents relating to the Mortgage Loans, which have become due before the applicable Servicing Transfer Date, have been timely paid by either the Seller or a Prior Servicer in compliance with Applicable Requirements and Accepted Servicing Practices to the extent such items are required to have been paid pursuant to Applicable Requirements. There are no delinquent taxes, delinquent assessments or other liens against any Mortgaged Property.

o)Hazard and Related Insurance. All improvements upon the Mortgaged Property are insured against loss by fire, hazard (and, where required pursuant to Applicable Requirements, flood) and/or extended coverage insurance policies, in the required coverage amount, by an Insurer and otherwise in compliance with and in the manner as may be required by Applicable Requirements. All such insurance policies are in full force and effect, all premiums with respect to such policies have been paid, and all provisions of such insurance policies have been and are being complied with. There has been no act or omission of the Seller or, to the Seller’s knowledge, any Prior Servicer that would reasonably be expected to invalidate any such insurance, there has been no event or condition which would reasonably be expected to result in the revocation, cancellation or expiration of such coverage, and the insurance is or, when issued, will be, and will remain in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of set-off against the Seller affecting the validity or enforceability of any such insurance.
p)Damage, Condemnation, and Related Matters. There exists no physical damage to any Mortgaged Property from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage is not adequately insured against or would materially and adversely affect the value or marketability of any Mortgage Loan, the Servicing Rights, the Mortgaged Property or the eligibility of the Mortgage Loan for insurance benefits by any Insurer. There is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, the Mortgaged Property. To the Seller’s knowledge, of the improvements that were included for the purpose of determining the appraised value of the Mortgaged Property for a Mortgage Loan lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. With respect to any Mortgaged Property, to the Seller’s knowledge, the related Mortgagor is not in and has not been in violation of, no prior owner of such property was in violation of, and the property does not violate any standards under, all applicable statutes, ordinances, rules, regulations, orders or decisions relating to pollution, protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including, without limitation, all applicable statutes, ordinances, rules, regulations, orders or decisions relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls and lead and lead-containing materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such items.
q)Mortgage File. Except for outstanding Trailing Loan Documents, each Mortgage File contains each of the documents and instruments specified in Exhibit B attached hereto and includes all documents necessary to determine that all servicing information and data is accurate and complete.
r)Good Title. The Seller is the sole owner and holder of all right, title and interest in and to the Servicing Rights and all documents related thereto. The sale, transfer and assignment by the Seller to the Purchaser of the Servicing Rights and the related documents, and the instruments required to be executed by the Seller and delivered to the Purchaser pursuant to Applicable Requirements, are valid and enforceable in accordance with their terms and will effectively vest in the Purchaser good and marketable title to the Servicing Rights and the related documents, free and clear of any and all liens, claims, or encumbrances as of the Sale Date. As of the Sale Date, the Seller has the sole and full right and authority to sell and assign the Servicing Rights and the related documents to the Purchaser pursuant to this Agreement. The Seller is not obligated, contractually or otherwise, to sell or offer to sell any of the Servicing Rights and the related documents to any Person other than the Purchaser.
s)Fraud. No material misrepresentation, error or fraudulent action or omission has occurred on the part of any Person (including without limitation any Mortgagor, appraiser, builder or developer, credit reporting agency, settlement agent, realtor, broker or correspondent) in connection with the origination and/or servicing by Seller or Seller’s Servicer of any Mortgage Loan (other than any Ginnie Mae Mortgage Loan) or the application of any insurance proceeds with respect to a Mortgage Loan (other than any Ginnie Mae Mortgage Loan) or the Mortgaged Property.
t)Representations and Warranties to Investors. All representations and warranties made by the Seller to the applicable Investors in connection with the Mortgage Loans and Servicing Rights in any Servicing Agreement, the Agency Guidelines, or otherwise are incorporated herein by reference, hereby restated as of the date originally made, and inure to the benefit of the Purchaser.
u)Accuracy of Data. The information set forth on the Mortgage Loan Schedule is accurate and the information included in each report delivered by the Seller to the Purchaser pursuant to this Agreement is true and correct in all material respects as of the date provided or referred to therein. All data and other information provided by or on behalf of the Seller (including, without limitation, that obtained during any due diligence investigation) are accurate in all material respects as of the date provided or referred to therein.
v)No Recourse. Except for indemnification agreements as disclosed by Seller to Purchaser prior to the Sale Date, neither the Servicing Agreements nor any other agreement (other than indemnification agreements entered into with an Agency) applicable to any of the Mortgage Loans provides for recourse to the Servicer for losses incurred in connection with (or any obligation to repurchase or reimburse, indemnify or hold harmless any Person based upon) the default or foreclosure of, or acceptance of a deed in lieu of foreclosure or other transfer or sale of the Mortgaged Property in connection with, a Mortgage Loan, except insofar as such recourse is based upon a failure of the Servicer to comply with Applicable Requirements.
w)ARM Loans. With respect to each adjustable rate Mortgage Loan, the Seller has properly and accurately and in compliance with all Applicable Requirements and Accepted Servicing Practices (i) entered into its system all data required to service the Mortgage Loan, (ii) adjusted the mortgage interest rate on each interest adjustment date, (iii) adjusted the Mortgage Loan Payment on each payment adjustment date, (iv) calculated the amortization of principal and interest on each payment adjustment date, and (v) executed and delivered any and all notices regarding interest rate and payment adjustments.
x)Tax Service Contracts and Initial Flood Certifications. As of the Servicng Transfer Date, all of the Mortgage Loans have a valid, fully paid, fully transferable, life-of-loan tax service contract with CoreLogic and flood certification contract with CoreLogic or ServiceLink. Each Mortgage Loan has had a flood zone determination conducted in compliance with Applicable Requirements and such determination is contained in the appropriate Mortgage File. Each such tax service and flood certification contract is transferable to the Purchaser as a fully paid, fully transferable, life-of-loan tax service contract or flood certification contract.
y)No Buydown Provisions; No Graduated Payments or Contingent Interests. Except as permitted under Agency Guidelines, no Mortgage Loan contains provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. No Mortgage Loan is a graduated payment mortgage loan and no Mortgage Loan contains a shared appreciation or other contingent interest feature.

z)SCRA. Except as identified on the Mortgage Loan Schedule, no Mortgagor has notified the Seller and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act, as amended, or similar state statute or regulation.
aa)Credit Information; Credit Reporting. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, the Seller has full right and authority and is not precluded by Applicable Requirements from furnishing such information to the Purchaser. Complete and accurate information (i.e., favorable and unfavorable) on each Mortgagor has been fully furnished to credit reporting agencies for the applicable Mortgage Loan in accordance with the Fair Credit Reporting Act and its implementing regulations.
ab)Assignments of Mortgage. With respect to each Mortgage Loan that is not a MERS Mortgage Loan, such Mortgage Loan has been duly and properly assigned to the current Investor or Servicer, as applicable, in accordance with Applicable Requirements, and the Legal Documents contain intervening Assignments of Mortgage Instruments evidencing a complete chain of assignment from the Originator to the current Investor or Servicer, as applicable, all in compliance with Applicable Requirements, or will be so assigned as contemplated by Section 5.01(d) hereof.
ac)Residential Properties. Each Mortgaged Property securing a Mortgage Loan consists of a 1-4 family residential dwelling satisfying the requirements of the applicable Investor.
ad)No High Cost Loans. No Mortgage Loan is a High Cost Loan regardless of whether the Originator or Seller is exempted from applicable state or local law by virtue of federal preemption. Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of the Investor.
ae)Eligible Loans. Each Mortgage Loan is an Eligible Loan.
af)Lending Program. No Mortgage Loan was originated pursuant to a federal, state or local “affordable housing,” “community lending” or other similar mortgage loan program. HomePossible, HomePossible Advantage, HomeReady, MyCommunity and all other similar or derivative loan programs not requiring alternative servicing activities shall not be considered a violation of this section.
ag)MERS Mortgage Loans. Each Mortgage Loan is a MERS Mortgage Loan except as otherwise disclosed to Purchaser.

ah)Agency Certification. Each Mortgage File contains or will contain each of the documents and instruments required to be maintained under Agency Guidelines. Prior to the applicable Sale Date, all related Mortgage Pools have been initially certified (and final certified and recertified, if required) in accordance with the Agency Guidelines. The Mortgage Pool shall be, when transferred to Purchaser on the Servicing Transfer Date, eligible for final certification and/or recertification, as applicable, by the Document Custodian in accordance with the Agency Guidelines. The Mortgage Files (including, without limitation, the Mortgage Loan Documents) delivered to the applicable Document Custodian pursuant to this Agreement and the Servicing Transfer Instructions will include all documents necessary to final certify and/or recertify the Pools, as the case may be, in accordance with the Agency Guidelines. Each Mortgage Loan included in a Pool meets all eligibility requirements for inclusion in such Pool. Each Pool is properly balanced and fully funded in accordance with Agency Guidelines. No Ginnie Mae Mortgage Loan constitutes a Defective Mortgage (as defined under the applicable guaranty agreement and the Agency Guidelines) as of the related Servicing Transfer Date. Any such Defective Mortgage has been or will be purchased out of a Pool by Seller prior to the related Servicing Transfer Date. No Mortgage Loan has been or will be purchased out of a Pool by Seller without all required prior written approvals of the applicable Investor. The securities backed by the Pools have been issued by Seller in accordance with the Agency Guidelines and as required by the Applicable Requirements without any material deviations therefrom.
ai)Repurchase and Rescission. Except as disclosed by Seller to Purchaser, there is no pending claim or demand for (x) repurchase of any Mortgage Loan by an Investor or (y) rescission of any (i) mortgage insurance by FHA, (ii) mortgage guaranty by VA or USDA or (iii) PMI by the Insurer or PMI Company.
aj)Litigation. Except as identified on the Mortgage Loan Schedule, no Mortgagor under a Mortgage Loan is a named claimant in a class action or putative class action lawsuit against Seller relating to such Mortgage Loan, and no Mortgage Loan is specifically cited as the basis for a class action or putative class action against Seller.
Section III.3Representations and Warranties of Purchaser. As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to the Seller as of the Effective Date, the applicable Sale Date, and the applicable Servicing Transfer Date).

a)Due Incorporation and Good Standing. The Purchaser is a limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware. The Purchaser has, and at all relevant times has had, in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Rights require it to be qualified or licensed, except where the failure of the Purchaser to possess such qualifications, licenses, permits, approvals and registrations would not have a material adverse effect on its ability to perform its obligations hereunder or under any Servicing Agreement. The Purchaser is an approved seller/servicer, servicer or issuer, as applicable, for HUD, Fannie Mae, Freddie Mac, Ginnie Mae, FHA, RHS and VA and is a mortgagee approved by the Secretary of HUD pursuant to Section 203 of the National Housing Act. No event has occurred, including but not limited to a change in insurance coverage, that would make the Seller unable to comply with the eligibility requirements set forth in the Applicable Requirements.
b)Authority and Capacity. The Purchaser has all requisite limited liability company power, authority and capacity, to execute and deliver this Agreement and to perform all of its obligations hereunder.
c)Effective Agreement. The execution, delivery and performance of this Agreement by the Purchaser and consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary limited liability company action by the Purchaser; and this Agreement has been or will be duly and validly executed and delivered by the Purchaser, and this Agreement is a valid and legally binding agreement of the Purchaser and enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights and to general principles of equity.
d)No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with its terms and conditions, shall (i) violate, conflict with, result in the breach of, or constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of the Purchaser’s certificate of formation or limited liability company agreement, or of any material mortgage, indenture, deed of trust, loan or credit agreement or instrument to which the Purchaser is now a party or by which it is bound, or of any order, judgment or decree of any court or governmental authority applicable to the Purchaser, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any material nature upon any of the properties or assets of the Purchaser.
e)Consents, Approvals and Compliance. There is no requirement applicable to the Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the lawful performance by the Purchaser of its obligations hereunder. The Purchaser is approved by and in good standing with each Agency, Investor or Insurer, as necessary, in order to purchase and assume responsibility for the Servicing Rights. The Purchaser has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which might materially and adversely affect the operations or financial condition of the Purchaser or its ability to perform its obligations hereunder.
f)Litigation. There is no litigation, claim, demand, proceeding or governmental investigation existing or pending, or to the Purchaser’s knowledge, threatened, or any order, injunction or decree outstanding, against or relating to the Purchaser that would reasonably be expected to materially and adversely affect or delay the performance by the Purchaser of its obligations under this Agreement.
g)MERS Membership. The Purchaser is an approved member in good standing with MERS.
Section III.4Sole Purpose of Representations and Warranties. Purchaser acknowledges that Seller is providing the representations and warranties in Sections 4.01 and 4.02 solely for purposes of establishing the basis on which claims for indemnification may be brought under the Agreement for Losses resulting from or arising out of any breach of any such representations and warranties by Seller. Purchaser acknowledges that its sole remedy for any breach of any representation or warranty in Section 4.01 or 4.02 is a claim for indemnity or repurchase (or reimbursement) under Section 8.01 or Section 8.03, as applicable.
ARTICLE IV

COVENANTS
Section IV.1Document Custodian; Assignments and Related Matters.
a)Document Custodian; Document Management Vendor. With respect to each Mortgage Loan, subject to Agency Guidelines, the Purchaser controls the choice of the Document Custodian and the Document Management Vendor on and subsequent to the applicable Servicing Transfer Date. The Seller shall be responsible for all fees and costs charged by its Document Custodian with respect to a Mortgage Loan until delivery of the files to the Purchaser or its Document Custodian. Purchaser shall be responsible for all fees and costs charged by its Document Custodian with respect to a Mortgage Loan for custodial and document management services rendered on and subsequent to the applicable Servicing Transfer Date
b)Transfer of Custody of Legal Documents. In accordance with this Agreement, at the Seller’s expense, the Seller shall (or shall cause its Document Custodian to) transfer the custody of the related Legal Documents (excluding any outstanding Trailing Loan Documents, unless needed to meet Applicable Requirements) to the Purchaser’s Document Custodian, provided, however, that Legal Documents that are not required by the related Investor to be held at the Document Custodian may be delivered, in a format mutually agreed by Seller and Purchaser, to Purchaser or its designee. Each Mortgage File shall clearly indicate the Seller’s loan numbers.
c)Transfer of Imaged Mortgage File Documents. At the Seller’s expense, the Seller shall transfer indexed Imaged Mortgage File Documents in respect of each applicable Mortgage Loan to the Document Management Vendor (or Purchaser’s designee) in such format as mutually agreed by the Seller and the Purchaser. With respect to each Mortgage Loan for which the Imaged Mortgage File Documents fail to meet the imaging requirements mutually agreed to by the Seller and the Purchaser in any material respect, the Seller shall pay to Purchaser the Imaging Fee.
d)Assignments and Related Matters. With respect to each Mortgage Loan which is not a MERS Mortgage Loan, the Seller shall, at its expense and in compliance with all Applicable Requirements and Accepted Servicing Practices within ninety (90) days of the applicable Servicing Transfer Date, (i) prepare and record or cause to be prepared and recorded, as required by the applicable Investor, any final, and all prior intervening Assignments of Mortgage Instruments, and (ii) endorse or cause to be endorsed the Mortgage Notes in blank without recourse or as otherwise required by the applicable Investor. The Seller shall deliver to the Document Custodian all original recorded Assignments of Mortgage Instruments, with an image of the same delivered to the Document Management Vendor or Purchaser (or a recorded copy if the county register does not return an original), promptly upon receipt of the same from the applicable recording office or otherwise. The Seller shall, at the Seller’s expense and within five (5) Business Days of the applicable Servicing Transfer Date, take such actions as are necessary to cause the Purchaser to be clearly identified as the servicer of each MERS Mortgage Loan on the records of MERS for purposes of the system of recording transfers of servicing of mortgage loans maintained by MERS and make such other changes to the applicable MERS registration information as is required under Applicable Requirements. The Purchaser shall accept any such transfer of servicer initiated by the Seller within MERS.
e)Delivery of Trailing Loan Documents.
(i)Within one hundred twenty (120) days following the applicable Servicing Transfer Date (or such earlier time as may be required pursuant to Applicable Requirements), the Seller shall deliver the Trailing Loan Documents required to be included in the Mortgage File related to the Servicing Rights in accordance with Section 5.01(b); provided, however, that in the case of a Mortgage Instrument or Assignment of Mortgage Instrument that the Seller has delivered to the applicable recorder’s office in a timely manner that has not yet been returned by such recorder’s office solely due to a delay by such recorder’s office, the Seller shall have such additional time to obtain and deliver such documents and the final title policy (if such receipt of such document from the title insurer is delayed due to missing Mortgage Instrument or Assignment of Mortgage Instrument recording information) as is necessary but not to exceed three hundred sixty-five (365) days following the applicable Servicing Transfer Date.
(ii)Purchaser shall cause the applicable Document Custodian to review all Mortgage Loan documents it is holding and/or receives in accordance with the Agency Guidelines as soon as reasonably practicable and provide Seller with a missing/defective Mortgage Loan document exception report by the Initial Exceptions List Deadline; provided that to the extent the Purchaser’s Document Custodian is unable to provide a full Exceptions List on such date, then the partial list provided by the Document Custodian will be provided to the Seller as of such date and the Purchaser shall promptly forward the full Exceptions List following receipt thereof by the Purchaser’s Document Custodian. For Ginnie Mae Mortgage Loans, unless expressly waived by Purchaser in writing and otherwise subject to a written waiver by the Investor, any Pool or Mortgage Loan, as applicable, pending final certification at the related Servicing Transfer Date must have no less than ninety (90) days remaining until the applicable Document Clearing Due Date, or Purchaser, at Purchaser’s sole discretion, may choose to delay the transfer of such Pools and/or Mortgage Loans, as applicable. For those Pools or Mortgage Loans that do not meet the foregoing, Seller and Purchaser will mutually agree on a subsequent Servicing Transfer Date for the related Servicing Rights, as permitted by the related Investor.
(iii)Seller agrees that: (a) in connection with the final certification or recertification of any Mortgage Loans or Pools, as applicable, Seller, at Seller’s expense, shall deliver to the applicable Document Custodian all documents required for such final certification or recertification as they are received by or come into the possession of Seller, but, in any event, Seller shall use commercially reasonable efforts to deliver all such documents relating to Ginnie Mae Mortgage Pools no later than sixty (60) days prior to the applicable Document Clearing Due Date; (b) subject to Section 5.01(d), any and all exceptions which need to be cleared in order to finally certify or recertify the Pools and/or Mortgage Loans, as applicable, are the responsibility of the Seller and Seller shall use commercially reasonable efforts to clear such exceptions, at Seller’s expense, in accordance with Agency Guidelines, but, in any event, with respect to Ginnie Mae Mortgage Pools, Seller shall endeavor to clear all such exceptions no later than fifteen (15) days prior to the applicable Document Clearing Due Date; and (c) at any time after the expiration of such timeframes set forth above, Purchaser may, with prior notice to Seller, require the document delivery and exception clearing process, as applicable, to be outsourced, at Seller’s expense, with a qualified contractor (charging market rates) selected by Purchaser. In the event Seller fails to deliver any document, clear any exception or take any other action required in order to final certify or recertify, as the case may be, all Pools and/or Mortgage Loans, as applicable , no later than the applicable Document Clearing Due Date, Seller shall, in addition to its other indemnification obligations hereunder, bear the cost of obtaining any letter of credit pertinent to any Servicing Rights related to Ginnie Mae Mortgage Loans; provided, however that if such letter of credit relates to Ginnie Mae mortgage pools other than Ginnie Mae Mortgage Pools as to which the related Servicing Rights are sold pursuant to this Agreement, Seller will only be required to reimburse Purchaser a percentage of the cost of such letter of credit equal to (i) the unpaid principal balance of the Mortgage Pools and Mortgage Loans as to which the related Servicing Rights are sold pursuant to this Agreement that have not been certified or recertified within the required timeframe, divided (ii) by the total unpaid principal balance of the Ginnie Mae mortgage pools and Ginnie Mae mortgage loans for which Purchaser holds the servicing rights and which exceeds Ginnie Mae’s threshold that triggered the requirement for the posting of the letter of credit. Notwithstanding anything herein to the contrary, Seller hereby acknowledges its responsibility to deliver all documents required for the timely final certification or recertification, as the case may be, of all Pools and/or Mortgage Loans, as applicable, in accordance with the Agency Guidelines subject to any applicable Investor waivers in writing. No Pool or Mortgage Loan shall be transferred if so prohibited by the Agency Guidelines unless otherwise approved by the applicable Investor.
f)FHA Connection Holder Number. With respect to each Ginnie Mae Mortgage Loan, Seller shall be responsible for updating the servicer and holder number within FHA connection within five (5) Business Days of the related Servicing Transfer Date.
g)Tax Service Contracts and Flood Certifications. The Seller shall cover any related conversion or setup costs for Purchaser to set up new life-of-loan tax contracts with CoreLogic, to the extent that the CoreLogic contracts provided by the Seller are not transferable. In the event the Seller provides fully transferrable life of loan flood certification contracts with CoreLogic or ServiceLink, the Seller shall not incur costs to transfer such contracts. The Seller shall cover actual out-of-pocket costs to procure new tax service or flood certification contracts with CoreLogic or ServiceLink as necessary, which shall not exceed $85.00 per new tax service contract and $10.00 per new flood certification contract.
Section IV.2Interim Servicing by Seller.Seller shall, on behalf of Purchaser, with respect to each Mortgage Pool, interim service the Mortgage Loans during the applicable Interim Servicing Period in accordance with all Applicable Requirements. In the performance of its duties and services hereunder, Seller shall be an independent contractor acting in its own behalf and for its own account and without authority, expressed or implied, to act for or on behalf of Purchaser in any capacity other than that of an independent contractor, except as otherwise expressly set forth hereinabove, or as may be authorized by Purchaser in writing from time to time. Purchaser shall pay to Seller the applicable Interim Servicing Fees monthly during the Interim Servicing Period, provided, however, that such Interim Servicing Fees shall be netted against amounts payable to the Purchaser under the Subservicing Agreement for the Interim Servicing Agreement as provided in the definition of Interim Servicing Fees. Purchaser shall be entitled to retain any Float Benefit and Ancillary Fees received on the Mortgage Loans during an Interim Servicing Period, subject to any amounts payable between the Parties pursuant to any related interim servicing agreement or the Subservicing Agreement. The Servicing Fee received by Seller shall be remitted to Purchaser on the applicable remittance date as provided in the Subservicing Agreement, by wiring to Purchaser’s account pursuant to written instructions provided by Purchaser. Seller shall deliver to Purchaser a report of the Servicing Fee, on a loan-level basis, within the timeframe for reporting specified in the Subservicing Agreement. Purchaser shall reimburse Seller after the related Servicing Transfer Date for any Advances funded by Seller in accordance with Applicable Requirements during the Interim Servicing Period which have not been reimbursed following receipt of reasonable supporting documentation for such Advances. Purchaser shall bear the economic risk of all Advances during the Interim Servicing Period, and subject to its right of reimbursement under this Agreement, Seller agrees to fund such Advances.
Section IV.3Undertakings by Seller.
a)Custodial Fund Interest and Reporting. The Seller shall reimburse the Purchaser for any interest on Custodial Funds accrued through the applicable Servicing Transfer Date to the extent interest with respect to Custodial Funds is required to be paid under Applicable Requirements for the benefit of Mortgagors under the Mortgage Loans, unless such interest is applied to the Custodial Funds prior to transfer.
b)IRS Reporting. The Seller shall, at its sole cost and expense, prepare and file with the Internal Revenue Service all reports, forms, notices and filings required by the Internal Revenue Code and rules, regulations and interpretations thereunder in connection with the Servicing Rights and Mortgage Loans with respect to events that occurred prior to the applicable Servicing Transfer Date thereof, including without limitation, the reporting of all interest paid by the Mortgagor under the Mortgage Loans, all in compliance with Applicable Requirements and Accepted Servicing Practices. The Purchaser shall not have any responsibility for providing such information for the period of time prior to the applicable Servicing Transfer Date.
c)Other Notices. Prior to the applicable Servicing Transfer Date, at the Seller’s expense, the Seller or its subservicer shall notify all insurance companies and/or agents that the servicing of the applicable Mortgage Loans is being transferred and instruct such entities to deliver all payments, notices, and insurance statements to the Purchaser on and after the applicable Servicing Transfer Date. Such notices shall instruct such entities to deliver, from and after the applicable Servicing Transfer Date, all applicable payments, notices, bills, statements, records, files and other documents to the Purchaser. All such notices sent to hazard, flood, earthquake, private mortgage guarantee and other insurers shall comply with the requirements of the applicable master policies and shall instruct such insurers to change the mortgagee clause to “Nationstar Mortgage, its successors and assigns” as per the Transfer Instructions or as otherwise required under Applicable Requirements. The Seller shall provide the Purchaser upon request with copies of all such notices sent pursuant to this paragraph.
Section IV.4Non-Solicitation. As of the applicable Sale Date, the Seller shall not, and shall cause its Affiliates, officers, directors, managers, employees, and agents working on the Seller’s behalf to not, directly or indirectly, during the remaining term of any of the Mortgage Loans, by telephone, by mail, by internet, by facsimile, by personal solicitation, by electronic media or otherwise take any action to solicit the Mortgagors for refinance or modification. Nothing in this Section 5.04 shall prohibit the Seller, its Affiliates, officers, directors, managers, employees, and agents from (a) taking applications from those Mortgagors who initiate refinance action on their own, (b) engaging in a mass advertising program to the general public at large such as mass mailings based on commercially acquired, non-targeted mailing lists, or general, non-targeted newspaper, magazine, billboard, radio, television or internet advertisements, or (c) as otherwise agreed upon in writing by the Parties.
Section IV.5Payment of Costs. Except as otherwise provided herein (a) the Seller shall be responsible for all fees, costs, expenses and other amounts payable to or with respect to (i) the transfer of the Servicing Rights, (ii) the delivery of the complete and accurate Mortgage Files and related documents and tapes and the expenses of curing any defects in any Mortgage Loan Documents or other documents in a Mortgage File, (iii) the transfer of the Custodial Funds as of each Servicing Transfer Date, (iv) pool insurance premiums, (v) the transfer of servicing to the Purchaser (including, but not limited to transfer processing and fees charged by the Purchaser with respect to tax service contracts and flood contracts as provided in Section 5.01(g)), (vi) preparing and recording individual Assignments of Mortgage Instruments to the Investor (if required by applicable Investor guidelines), the Purchaser, or MERS, with copies of Mortgages and endorsement of Mortgage Notes, as required, to the Purchaser and preparing and completing note endorsements from Seller to blank, as required by Agency Guidelines, (vii) processing transfers of Servicing to the Purchaser with MERS, (viii) the electronic notification to HUD of the transfer of the Servicing Rights (if applicable), (ix) its advisors, consultants, accountants, attorneys and its Document Custodian, (x) the Seller’s performance of its obligations under this Agreement, (xi) transfer of the holder number in FHA connection, (xii) fees due any subservicer engaged by Seller (if any) and (xiii) all costs associated with the transmission of notices as required of the Seller by RESPA any and all other state, federal or local laws and regulations (including, but not limited to, “good-bye letters”), hazard/flood carriers, PMI Companies, pool insurers, tax service companies, Investors, and Agencies; and (b) the Purchaser shall be responsible for the (i) fees, costs, expenses and other amounts payable to or with respect to its advisors, consultants, accountants, attorneys, its Document Custodian, (ii) its Document Management Vendor, and (iii) the Purchaser’s performance of its obligations under this Agreement.
Section IV.6Property Taxes and Charges. All taxes, governmental assessments, insurance premiums, water, sewer, municipal charges, leasehold payments or ground rents, and common charges of condominiums or planned unit developments relating to the Mortgage Loans, which have become or will become due within thirty (30) days after the applicable Servicing Transfer Date, have been or will be paid by the Seller prior to the applicable Servicing Transfer Date (provided that the Seller, or its tax service provider has received such notice prior to the applicable Servicing Transfer Date) to the extent of Mortgage Escrow Payments made by the applicable Mortgagor with respect thereto or Advances as required by Applicable Requirements. The Seller shall pay the Purchaser any penalty charges or the amount of any discounts lost as a result of a failure to pay tax bills which are due and payable in accordance with this Section 5.06 to the extent of Mortgage Escrow Payments made by the applicable Mortgagor with respect thereto or Advances as required by Applicable Requirements, which are subsequently incurred by the Purchaser.
Section IV.7Cooperation. To the extent reasonably possible, the Parties shall cooperate with and assist each other, as requested, in carrying out the purposes of this Agreement and complying with the covenants set forth herein. The Purchaser shall cooperate as reasonably required by the Seller in the Seller’s efforts to obtain Investor Consents. In addition, the Parties agree to cooperate and work in good faith to solve any and all issues or developments that arise during the course of the business relationship evidenced hereby. In addition, the Seller and the Purchaser acknowledge their respective regulatory obligation to provide notices to Mortgagors in the course of transfers of servicing and to address, or cause to be addressed, any Mortgagor inquiries or complaints that either Party may receive. The Seller and the Purchaser shall cooperate to the extent necessary to meet regulatory obligations with respect to the servicing transfer (e.g., the complete and accurate transfer of all data and documents with respect to each Mortgage Loan) and the resolution of Mortgagor inquiries and complaints.
Section IV.8Custodial Account Verification. The Purchaser reserves the right to independently verify the sufficiency of the Custodial Accounts. Should the Purchaser, any Investor or an auditor acting on behalf of such parties determine that the Custodial Account(s) did not contain the required deposits as of the applicable Servicing Transfer Date, or contained more than the required funds, then upon receipt of written documentation from Purchaser evidencing such shortage or surplus, the Seller shall promptly reconcile all such accounts and deliver to the Purchaser the amount of the identified shortage (without interest thereon) or the Purchaser shall refund such surplus to the Seller. Notwithstanding the foregoing, any right of the Purchaser to verify deposits in the Custodial Account shall in no way impair the Purchaser’s or any of its successor’s rights to any remedies provided under this Agreement and/or by law for any failure to maintain such accounts as required by this Agreement.
Section IV.9Purchaser Due Diligence.

a)Prior to applicable Sale Date hereunder, the Purchaser, including its third-party auditors and regulatory officials with regulatory authority over the Purchaser, shall have the right, during the Seller’s normal business hours and upon reasonable advance written notice to the Seller, to examine, audit and review any and all books, records, documentation or other information of the Seller concerning the applicable Mortgage Loans or applicable Servicing Rights related to such Sale Date, whether electronic or otherwise and whether held by the Seller or another party other than any such books, records, documentation or other information that the Seller is restricted from disclosing by applicable law or regulation; provided, that, any such inspection and audit shall not unreasonably interfere with Seller’s business activities. In connection with any such examination, audit or review, the Seller shall provide the Purchaser or its agents or designees with reasonable access to its facilities, employees, servicing and origination systems and other computer and technology systems and shall cooperate in good faith in responding to any reasonable inquiries.
b)Prior to the Sale Date, unless otherwise prohibited by law or regulation, the Seller will respond to reasonable inquiries from the Purchaser regarding the Seller’s compliance with, and ability to perform its obligations under, the provisions of this Agreement, including without limitation reasonable inquiries regarding the Seller’s qualifications, expertise, capacity and staffing levels, training programs, work quality and workload balance, reputation (including complaints), information security, document custody practices, business continuity and financial viability. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, any due diligence review conducted by Purchaser shall not relieve Seller of its representations, warranties and/or covenants set forth in this Agreement or any related remedies under the Agreement.
Section IV.10Servicing Transfer. The Seller shall transfer the actual servicing of the related Mortgage Loans to the Purchaser on the applicable Servicing Transfer Date in accordance with the Transfer Instructions in all material respects. If there is a conflict with regard to the Agreement and the Transfer Instructions, the Agreement terms shall prevail.
Section IV.11Forwarding of Payments and Other Items. All Mortgage Loan payments and other funds or payments, all other bills, and all transmittal lists or any other information used to pay bills pertaining to the Mortgage Loans, and all documents, notices, correspondence, consumer inquiries and complaints, and other documentation related to the Mortgage Loans, that are received by the Seller after the applicable Servicing Transfer Date shall be forwarded by the Seller, at the Seller’s expense: (i) to the Purchaser (or Purchaser’s designee) by overnight delivery within two (2) Business Days following the Seller’s receipt thereof for the first sixty (60) days after the applicable Servicing Transfer Date, and (ii) to the Purchaser (or Purchaser’s designee) by first class mail within two (2) Business Days following the Seller’s receipt thereof for the next thirty (30) days thereafter, and (iii) to the sender thereof by first class mail within two Business Days following the Seller’s receipt thereof, with appropriate notice of the transfer hereunder, for all periods following the ninetieth (90th) day after the applicable Servicing Transfer Date.
Section IV.12File Request. In the event that an Investor, Insurer, State Agency or other governmental or regulatory authority requests delivery of the Mortgage File or other documentation in connection with a post-closing review of a Mortgage Loan or otherwise, and the complete Mortgage File has not been delivered to Purchaser or its designee, the Purchaser shall promptly notify the Seller thereof in writing and the Seller shall, promptly upon notice of such request, deliver the requested documentation directly to the Purchaser to the extent not previously provided to the Purchaser or its designee.
Section IV.13Limited Power of Attorney. Seller shall provide Purchaser with the number of executed limited powers of attorney as set forth in the Transfer Instructions and upon request from time to time, in the form attached hereto as Exhibit H, to be used by Purchaser as necessary of Purchaser to service the applicable Mortgage Loans in accordance with this Agreement and Applicable Requirements.
ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
The obligations of the Purchaser to purchase the Servicing Rights under this Agreement on the applicable Sale Date or, solely with respect to Section 6.09, the applicable Servicing Transfer Date are, in each case, subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing by the Purchaser:
Section V.1Correctness of Representations and Warranties. The representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects (other than those representations and warranties which are already qualified by “materially”, “in all material respects” or other similar qualifiers, which shall not be further qualified by the foregoing), which in the case of the representations and warranties set forth in Section 4.02, has a material and adverse effect on the Servicing Rights related to such Sale Date taken has a whole, as of the date upon which each of such representations and warranties were made.
Section V.2Compliance with Covenants. All terms and covenants contained in this Agreement required to be complied with and performed by the Seller shall have been duly complied with and performed by the Seller in all material respects.
Section V.3Litigation. No litigation, claim, demand, administrative or regulatory proceeding or governmental investigation shall be pending or, to the best of Seller’s knowledge, threatened and no order, injunction or decree shall have been entered that either (i) would have a material adverse effect upon the Servicing Agreements, the Mortgage Loans, the Servicing Rights, the performance by the Seller of its obligations under the Servicing Agreements, the performance by the Seller of its obligations under this Agreement or the transactions contemplated herein, or (ii) enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the transactions contemplated by this Agreement.
Section V.4Execution and Delivery of Agreements. On or before such Sale Date, the Seller shall have executed and delivered to the Purchaser the Sale Confirmation.
Section V.5Due Diligence; Conformance with Data. On or before the initial Sale Date, Purchaser shall have completed, to Purchaser’s reasonable satisfaction, a due diligence review of, among other things, Seller’s books, records, loan files and accounts with respect to the Servicing Rights and Mortgage Loans for which no findings by Seller were made that would have a material adverse effect on the Servicing Rights taken as a whole.
Section V.6Investor Consents. At or prior to such Sale Date, the Purchaser shall have reasonably approved and accepted all Investor Consents required to effectuate the purchase of the Servicing Rights as contemplated hereunder and no Investor Consents contains any term or condition that would be expected to adversely affect the value of the Servicing Rights to Purchaser or impose any cost or obligation on Purchaser not normally imposed in the ordinary course of a transfer of servicing rights.
Section V.7Asset Purchase Agreement. The Purchaser and the Seller have executed the Asset Purchase Agreement and closed such sale and purchase as contemplated under the Asset Purchase Agreement simultaneously with the closing under this Agreement.
ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
The obligations of the Seller to sell the Servicing Rights on the applicable Sale Date under this Agreement are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing by the Seller:
Section VI.1Correctness of Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement are true and correct in all material respects (other than those representations and warranties which are already qualified by “materially”, “in all material respects” or other similar qualifiers, which shall not be further qualified by the foregoing) as of the date upon which each of such representations and warranties were made.
Section VI.2Compliance with Covenants. All terms and covenants in this Agreement required to be complied with and performed by the Purchaser shall have been duly complied with and performed by the Purchaser in all material respects.
Section VI.3Litigation. No litigation, claim, demand, administrative or regulatory proceeding or governmental investigation shall be pending or, to the best of Purchaser’s knowledge, threatened and no order, injunction or decree shall have been entered that either (i) would have a material adverse effect upon the performance by the Purchaser of its obligations under this Agreement or the transactions contemplated herein, or (ii) enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the transactions contemplated by this Agreement or seeks to terminate the Purchaser as an approved servicer in respect of the applicable Investor.
Section VI.4Execution and Delivery of Agreements. On or before the applicable Sale Date, the Purchaser shall have executed and delivered to the Seller the applicable Sale Confirmation.
Section VI.5Investor Consent. The Investor Consents have been received from each Investor with respect to the related Servicing Rights being sold on such Sale Date.
Section VI.6Asset Purchase Agreement. The Purchaser and the Seller have executed the Asset Purchase Agreement and closed such sale and purchase as contemplated under the Asset Purchase Agreement simultaneously with the closing under this Agreement.
ARTICLE VII

INDEMNIFICATION AND REPURCHASES
Section VII.1Indemnification of Purchaser. Subject to the limitations set forth in this Article VIII, Seller shall indemnify, defend and hold the Purchaser and its affiliates harmless from, and will reimburse the Purchaser for, any and all Losses incurred by the Purchaser to the extent that such Losses arise out of, relate to, or result from:
a)the breach of any representation or warranty made by the Seller in this Agreement, notwithstanding that such representation or warranty may be qualified by materiality;
b)the failure by the Seller, or any Person on the Seller’s behalf, to perform or observe any term or provision of this Agreement which is not otherwise specifically addressed in this Section 8.01;
c)any inadequate, inaccurate or improper acts or omissions related to fraud in the origination, servicing, or subservicing of the Mortgage Loans prior to the applicable Servicing Transfer Date, or the sale by Seller of the Servicing Rights hereunder;
d)any failure, to comply with all Applicable Requirements and Accepted Servicing Practices, in each case or circumstance, to the extent any of the foregoing relate to, arise out of or result from actions or omissions related to the origination, servicing including, without limitation, interim servicing, or subservicing of the Mortgage Loans prior to the applicable Sale Date, including without limitation, by the Seller, any Originator or any Prior Servicer;

e)any claim, demand, or other litigation, action or proceeding (including, without limitation, any class action involving the Seller or any Originator or Prior Servicer), involving the Servicing Rights or the Mortgage Loans, and any settlement of any claim, demand, or other litigation, action or proceeding, arising out of events occurring in whole or in relevant part before the applicable Servicing Transfer Date;
f)any missing or defective documents contained in the Mortgage File related to the Mortgage Loans, including documents required to be delivered in imaged format, that are required to be delivered to the Purchaser hereunder;
g)any Losses attributable to the Mortgage Loans prior to the applicable Sale Date related to the impact of severe weather, including those occurring in Federal Emergency Management Agency-designated, or state-designated disaster areas, which occurred prior to the applicable Sale Date to the extent not covered by insurance;
h)any Losses attributable to the Mortgage Loans prior to the applicable Servicing Transfer Date related to violations by Seller of the False Claim Act (31 U.S.C. §§ 3729 – 3733) or any similar law related to the filing of false claims to governmental entities (including any penalties, fines or statutory damages assessed); or
i)the amount of any curtailments and denied insurance or guaranty claims arising out of or related to any failure to comply with applicable Agency Guidelines prior to the related Servicing Transfer Date.
Notwithstanding the foregoing, Seller shall have no obligation to indemnify Purchaser for any Losses resulting from or arising out of any breach by Purchaser under this Agreement or any servicing of the Mortgage Loans performed by Purchaser, including under the Subservicing Agreement.
Section VII.2Indemnification of Seller. Subject to the limitations set forth in this Article VIII, the Purchaser shall indemnify, defend and hold the Seller and its affiliates harmless from, and will reimburse Seller for, any and all Losses incurred by the Seller to the extent that such Losses arise out of, relate to:
a)the breach of any representation or warranty made by the Purchaser in this Agreement;
b)the failure by the Purchaser, or any Person on the Purchaser’s behalf, to perform or observe any term, provision and/or covenant of this Agreement;

c)any inadequate, inaccurate or improper act or omissions of the Purchaser (or its agents or designees including but not limited to any subservicer engaged by Purchaser) in its performance of servicing or subservicing activities on or after the applicable Servicing Transfer Date and any failure to comply with all Applicable Requirements and Accepted Servicing Practices, in each case or circumstance, to the extent any of the foregoing relate to, or arise out of, or result from such acts or omissions related to the servicing or subservicing of the Mortgage Loans occurring on or after the applicable Servicing Transfer Date other than in connection with the continuation by the Purchaser of any past practices of the Seller or any Prior Servicer resulting from the information and electronic data provided by the Seller/Prior Servicer to the Purchaser that fails to comply with Applicable Requirements, except for any practices that the Purchaser discovered that fail to comply with Applicable Requirements during the servicing of the Mortgage Loans on or after the applicable Servicing Transfer Date (or otherwise in the course of servicing pursuant to the Subservicing Agreement) and which are knowingly continued by a responsible officer following such discovery; or
d)any claim, demand or other litigation, action or proceeding related to the Mortgage Loans including, without limitation, any class action involving the Purchaser, the Servicing Rights or the Mortgage Loans, and any settlement of any claim, demand or other litigation, action or proceeding, arising out of events occurring in whole or in relevant part on or after the applicable Servicing Transfer Date.
Notwithstanding the foregoing, Purchaser shall have no obligation to indemnify Seller for any Losses resulting from or arising out of any breach by Seller under this Agreement.
Section VII.3Repurchase of Mortgage Loans.
a)Notice of Repurchase Demand. If either the Seller or the Purchaser has been notified by an Investor of a Mortgage Loan to be repurchased pursuant to Applicable Requirements pertaining to a fact or circumstance arising prior to the applicable Sale Date, and/or either the Seller or the Purchaser has received any correspondence from the Agency requesting information regarding any Mortgage Loan which gives rise to or is reasonably expected to give rise to a demand, such Party shall notify the other Party no later than ten (10) Business Days following receipt of such notice. Any notices required under this Section 8.03 may be made by e-mail, subject to confirmation by the receiving party.
b)Upon receipt of a notice from the Purchaser pursuant to Section 8.03(a), Seller may, at its option, defend or agree to any repurchase demand made by an Investor. The Seller must notify the Purchaser in writing at least ten

(10) Business Days prior to the deadline set forth in such repurchase demand of its decision to repurchase or defend such repurchase demand.
c)Repurchase/Indemnification. Without limiting any other remedies available under this Agreement, if the Purchaser is required by the respective Investor to repurchase a Mortgage Loan based on a fact or circumstance arising prior to the applicable Sale Date, subject to the Seller’s right to defend such repurchase claim under Section 8.03(b), Seller may, in its sole and absolute discretion, either (i) provide to the Purchaser the Mortgage Loan Repurchase Price in time to meet the repurchase requirements of any Agency demand and comply with all RESPA notification requirements, or (ii) indemnify Purchaser for all Losses incurred by Purchaser in respect of such repurchase Mortgage Loan (net of any amount recovered upon resale of the applicable Mortgage Loan as described in Section 8.03(f)). In connection with such repurchase of a Mortgage Loan, the Seller shall also, in Seller’s sole and absolute option, either (i) repurchase any Servicing Rights at the applicable Servicing Rights Repurchase Price or remit to the Purchaser the applicable Servicing Rights Repurchase Price.
d)Alternative Agreements. If an Investor chooses not to exercise its repurchase rights and instead proposes a risk fee or repurchase alternative agreement (each a “Repurchase Alternative Agreement”) which Purchaser and Seller deem acceptable in good faith, Seller shall reimburse Purchaser for any out-of-pocket costs or expenses, fees incurred by Purchaser arising under such Repurchase Alternative Agreement relating to Seller’s indemnification obligations in this Agreement and Seller shall indemnify, defend and hold Purchaser harmless for any and all additional Losses incurred by Purchaser that arise out of, relate to, or otherwise result from a Repurchase Alternative Agreement.
e)[Reserved]
f)Disposition or Liquidation of Repurchased Mortgage Loan. Upon the completion of the repurchase of a Mortgage Loan by the Purchaser as described in Section 8.03(c)(ii), the Purchaser shall use commercially reasonable efforts to dispose or liquidate such Mortgage Loan for a market resale price and, upon disposition or liquidation of the applicable Mortgage Loan acquired by the Purchaser pursuant to this Section 8.03(c), the Seller shall indemnify and hold the Purchaser harmless pursuant to Section 8.03(c)(ii). Purchaser shall notify Seller of any scheduled dispositions or liquidations of such Mortgage Loans and shall cooperate in responding to any reasonable inquiries relating to the process involved in dispositions or liquidations.

Section VII.4Notice and Settlement of Claims. Each Party to this Agreement shall promptly, but no later than thirty (30) days after it has knowledge thereof, notify the other Party in writing of the existence of any material fact known to it giving rise to any obligations of another Party under this Agreement, including any claim brought by a third party or the commencement of any Action which may give rise to any such obligations (each, a “Claim”) provided, however, that the Indemnified Party shall only submit claims for indemnification for Losses that do not involve third party Claims, a maximum of once per calendar month and a minimum aggregate amount of $25,000. For clarity, the minimum aggregate amount of $25,000 shall not prevent the Indemnified Party from submitting Claims prior to the end of any applicable Survival Period. The failure or delay in providing notice shall not relieve a Party obligated to provide indemnification (“Indemnifying Party”) of any obligation to indemnify or reimburse a Party entitled to indemnification (“Indemnified Party”) hereunder unless such failure or delay prejudices the rights of the Indemnifying Party and only to the extent of such prejudice. The Indemnifying Party may, at its own cost and expenses, assume and control defense of any Claim, including the right to designate counsel and to control, all negotiations, litigation, settlements, compromises and appeals of any such Claim or potential Claim. The Indemnified Party may participate at its own costs and expense in any such Claim. Neither the Indemnifying Party nor the Indemnified Party shall be entitled to settle, compromise, decline to appeal, or otherwise dispose of any Claim, without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Following the discharge of the Indemnifying Party’s obligations with respect to any Claim under this Article VIII, the Indemnified Party shall, subject to Applicable Requirements, assign to the Indemnifying Party any and all related Claims against third parties. With respect to any Claim, the Parties agree to: (A) keep the other Party informed of the status of such Claim and any related proceedings at all stages thereof in a commercially reasonable manner, (B) to render (each at its own expense) to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of such Claim, and (C) to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (1) it will use its reasonable best efforts, in respect of any Claim in which it has participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (2) all communications between any Party hereto and counsel responsible for or participating in the defense of any Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party disputes the claim described in such notice, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of at least forty-five (45) days.
Section VII.5Mitigation. Any Losses under Sections 8.01 and 8.02 shall be determined after giving effect to any insurance proceeds, or any other payments, in each case actually received, realized or retained by an indemnified party as a result of any event, fact or circumstance giving rise to a claim for such indemnification, and in each case net of any costs of enforcement, deductibles, retro-premium adjustments or other similar items. The Indemnified Party shall use commercially reasonable efforts to mitigate Losses for which it seeks or reasonably anticipates seeking indemnification hereunder.

Section VII.6Limitation on Damages. Notwithstanding anything in this Agreement to the contrary, in no event shall a Party be liable, including with respect to any Losses, to another Party or to any third party for any (i) indirect, special, incidental or consequential losses or damages consisting of speculative lost profits, lost investment or business opportunity, diminution in value of servicing rights, or damage to reputation or operating losses, or (ii) exemplary, punitive or treble damages; provided, however, that the exclusions set forth in clauses (i) and (ii) above shall not apply if and to the extent any such amounts result from the fraud or willful misconduct of such Party, or are actually incurred in payment to a third party or governmental authority.
Section VII.7Investor Appeal Rights. If an Investor requests repurchase, payment of fees, indemnification, make-whole, or other remedy under the Agency Guidelines, and the Agency Guidelines of such Investor allow for appeal with respect thereto, the Purchaser shall have no obligation to review, and shall no liability for, any information or documents submitted by the Seller to the applicable Investor. In addition, if the Seller fails to exercise its right to cure, rebut, appeal or defend against a repurchase demand by an Investor in a timely manner, the Purchaser may, but shall have no obligation to, exercise such right.
Section VII.8Effect of Due Diligence and Review. The Parties agree that the provision of any information and documents by the Seller, and the review thereof and determinations made by the Purchaser in connection with its due diligence review of any information and documents shall have no bearing on, and shall not limit the effect of, the Seller’s representations, warranties, covenants, indemnities and other obligations under this Agreement, or any rights or remedies of the Purchaser.
Section VII.9Survival. Except as otherwise provided in the Asset Purchase Agreement, including specific indemnitees for repurchase obligations, all of the representations and warranties and indemnification obligations of Seller and Purchaser under this Agreement survive the Sale Date, and continue in full force and effect until the expiration of the Survival Period and, except as otherwise provided in this Section 8.09, no Person may seek indemnification, cure or repurchase with respect to a breach of such representations and warranties or other indemnification claim after the expiration of such Survival Period. A specific pending claim for indemnification for which the requisite written notice was given by either Party to the other Party on or prior to the end of the applicable Survival Period is deemed to fall within such Survival Period, if the Indemnified Party provides the Indemnifying Party with sufficient information and documentation to establish with reasonable particularity the basis for the claim for indemnification hereunder and an estimate of reasonably anticipated Losses if reasonably determinable at the time of such claim. The Indemnified Party shall provide the Indemnifying Party with a final written claim setting forth the aggregate amount of all Losses actually incurred in respect of such pending claim that has been finally resolved within thirty-six (36) months from expiration of such Survival Period. During the ninety (90) day period from and after the expiration of such thirty-six (36) month period, the Parties will negotiate in good faith a resolution of all pending claims. If Seller and Purchaser are unable to reach a resolution with respect to the pending claims within such ninety (90) day period, Seller and Purchaser shall, within an additional ten (10) Business Days, engage an independent third party acceptable to both Parties to resolve and determine estimated Losses on such pending claims. If Seller and Purchaser are unable to so mutually agree on a third party within such ten (10) Business Days, then Seller or Purchaser may seek appointment of such third party by a court of competent jurisdiction. Once a third party has been selected, Seller and Purchaser shall submit the pending claims for a determination of estimated Losses by the third party which shall, within sixty (60) calendar days after such submission, so determine and report to Seller and Purchaser the third party’s decision as to the amount of estimated Losses. The third party’s determination as to the estimated Losses shall be final, binding and conclusive on the Parties (“Final Determination Amount”). The fees and costs of the third party shall be equally split between Seller and Purchaser. The Indemnifying Party shall pay the Indemnified Party the Final Determination Amount within ten (10) Business Days.
Section VII.10Limitations on Indemnification and other Remedies.
a)Basket. Seller will have no liability pursuant to Section 8.01 with respect to Losses for which indemnification is provided thereunder or pursuant to Section 8.03 with respect to any repurchase or other monetary obligations thereunder, except to the extent the aggregate amount of such Losses and repurchase and other monetary amounts under Sections 8.01 or Section 8.03 exceed an amount equal to $[***] (the “Basket”), in which event Seller shall only have liability with respect to such amounts in excess of the Basket, subject to Section 8.10(b).
b)Cap. Seller will not have liability, individually or in the aggregate, for indemnification pursuant to Section 8.01 with respect to Losses for which indemnification is provided thereunder to the extent that indemnification payments made in respect of any and all such Losses under Section 8.01, together with payments made pursuant to Section 10.02(a)(i) and (a)(iii) of the Asset Purchase Agreement, exceed, in the aggregate, an amount equal to $[***] (the “Cap”), as defined in the Asset Purchase Agreement, in which case Seller will not be liable, individually or in the aggregate, for the portion of any such Losses in excess of such Cap.
Section VII.11No Obligation to Repurchase. Seller shall have no obligation to repurchase any Mortgage Loan or Servicing Rights or pay the Servicing Rights Repurchase Price or provide indemnity in respect of any Investor demand that solely results from the Purchaser’s failure to service the Mortgage Loan after the applicable Sale Date under the Subservicing Agreement or after the Servicing Transfer Date, as servicer, in accordance with Applicable Requirements, which failure was not caused by or was not reasonably attributable to the Seller’s breach of its obligations under this Agreement.
ARTICLE VIII

TERMINATION
Section VIII.1Termination.

a)Prior to the applicable Sale Date, the Purchaser may immediately terminate this Agreement if any of the following shall occur:
(i)the Seller loses any Investor approval to originate, service and/or deliver Eligible Loans to any Investor to whom the Seller has sold Mortgage Loans, where such loss of approval is based upon a fault of the Seller (as evidenced in writing from the applicable Investor), and such approval is not restored within thirty (30) days after such approval was initially revoked by the applicable Investor;
(ii)the Seller breaches, in any material respect, any representation or warranty, covenant, obligation or agreement set forth in this Agreement and such breach, in the case of the representations and warranties set forth in Section 4.02, has a material and adverse effect on the Servicing Rights related to such Sale Date taken has a whole, and is not cured within thirty (30) days following the Seller’s receipt of the Purchaser’s written notice thereof;
(iii)any filing of an insolvency proceeding by or on behalf of the Seller, any consent by or on behalf of the Seller to the filing of an insolvency proceeding against the Seller, or any admission by or on behalf of the Seller of its inability to pay its debts generally as the same become due;
(iv)one or more of the Seller’s regulators determines that the Seller has violated any Applicable Requirements and such violation shall have a material and adverse effect on the Servicing Rights taken as whole or the Seller’s ability to perform in any material respect under this Agreement;
(v)any filing of an insolvency proceeding against the Seller that remains undismissed or unstayed for a period of five (5) days after the filing thereof;
(vi)any issuance of any attachment or execution against, or any appointment of a conservator, receiver or liquidator with respect to, all or substantially all of the assets of the Seller; or
(vii)the Investor Consents from each Investor are not obtained by the Termination Date.
b)Prior to the applicable Sale Date, the Seller may immediately terminate this Agreement if any of the following shall occur:
(i)the Purchaser loses any Investor approval to own the Servicing Rights relating to the Mortgage Loans, where such loss of approval is based upon a fault of the Purchaser (as evidenced in writing from the applicable Investor), and such approval is not restored within thirty (30) days after such approval was initially revoked by the applicable Investor;
(ii)the Purchaser breaches, in any material respect, any representation or warranty, covenant, obligation or agreement set forth in this Agreement and such breach is not cured within thirty (30) days following the Purchaser’s receipt of the Seller’s written notice thereof;
(iii)any filing of an insolvency proceeding by or on behalf of the Purchaser, any consent by or on behalf of the Purchaser to the filing of an insolvency proceeding against the Purchaser, or any admission by or on behalf of the Purchaser of its inability to pay its debts generally as the same become due;
(iv)any filing of an insolvency proceeding against the Purchaser that remains undismissed or unstayed for a period of five (5) days after the filing thereof;
(v)any issuance of any attachment or execution against, or any appointment of a conservator, receiver or liquidator with respect to, all or substantially all of the assets of the Purchaser; or
(vi)the Investor Consents from each Investor are not obtained by the Termination Date.
ARTICLE IX

MISCELLANEOUS
Section IX.1Supplementary Information. From time to time prior to and after the applicable Sale Date, each Party shall furnish to the other Party such information supplementary to the information contained in the documents and schedules delivered pursuant hereto which is reasonably available and may reasonably be requested or which may be necessary to file any reports due to the Investors in connection with the Mortgage Loans or Servicing Rights.
Section IX.2Broker’s Fees. If applicable, each Party shall be responsible for the payment of fees or commissions in the nature of a finder’s or broker’s fee arising out of or in connection with the subject matter of this Agreement due to its respective agent, finder, or broker or any other representative, but not those due to agents, finders, brokers, or other representatives of the other Party.
Section IX.3Further Assurances. Each Party shall, at any time and from time to time, promptly, upon the reasonable request of the other Party or its representatives, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required for the better vesting and conveyance to the Purchaser and its successors and assigns of title to Servicing Rights or as shall be necessary to effect the transactions provided for in this Agreement. The Purchaser and the Seller shall cooperate in good faith to consummate the transactions contemplated by this Agreement.
Section IX.4[Reserved].

Section IX.5Assignment. The Purchaser may at any time sell its Servicing Rights relating to any Mortgage Loans subject to Investor approvals. No Party shall otherwise assign, sub-license, sub-contract, delegate, charge or otherwise transfer or encumber any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may be withheld at the sole and absolute discretion of the applicable Party); provided, however, that nothing in this Section 10.05 shall be construed to require the consent of a Party with respect to an assignment by merger whereby the other Party is merged into a successor entity so long as such successor entity agrees to be bound by the terms of this Agreement.
Section IX.6Notices. Except as otherwise expressly permitted by this Agreement, all notices and statements to be given under this Agreement are to be in writing, delivered by hand, national overnight mail service, or first class United States mail, postage prepaid and registered or certified with return receipt requested, to the following addresses (which addresses may be revised by notice):
a)If to the Purchaser, to:
Nationstar Mortgage LLC
8950 Cypress Waters Blvd.
Dallas, Texas 75019
Attention: General Counsel
With a copy to:
Nationstar Mortgage LLC
8950 Cypress Waters Blvd.
Dallas, TX 75019
Attention: Chris Said
Phone: 972.894.9067
Email: chris.said@mrcooper.com
b)If to the Seller, to:
Flagstar Bank N.A.
102 Duffy Avenue
Hicksville, New York 11801
Attention: General Counsel

All notices and statements shall be deemed duly given and delivered when received, if given in person, by courier or by a national overnight delivery service, return receipt requested, or five (5) Business Days after mailing by first class United States mail in the manner set forth above.
Section IX.7Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. No amendments, modifications or supplements of this Agreement shall be binding unless executed in writing by the Parties. The Exhibits and Schedules are part of this Agreement.
Section IX.8Binding Effect; Third Parties. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties hereto and their successors and permitted assigns, any rights, obligations, remedies or liabilities.
Section IX.9Applicable Laws; Jurisdiction.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(b)    WITH RESPECT TO ANY CLAIM OR ACTION ARISING UNDER THIS AGREEMENT, THE PARTIES (I) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF (A)THE COURTS OF THE STATE OF NEW YORK WITHIN THE COUNTY OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF OR (B) THE DELAWARE COURT OF CHANCERY, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND (II) IRREVOCABLY WAIVE ANY OBJECTION WHICH SUCH PARTY MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT, AND IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUCH SUIT ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section IX.10Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute full and proper execution hereof. The Parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile. The Parties intend that with respect to this Agreement, faxed signatures and electronically imaged signatures, such as .pdf files and signatures executed using third party electronic signature capture service providers, which comply with E-SIGN, the New York State Electronic Signatures and Records Act or any other similar state law based on the Uniform Electronic Transactions Act, shall constitute original signatures and are binding on all parties. The Parties intend that subsequent certifications and other documentation delivered by the Parties in connection with this Agreement may be delivered in accordance with, and shall be governed by E-SIGN, the New York State Electronic Signatures and Records Act or any other similar state law based on the Uniform Electronic Transactions Act, and shall be binding on such Parties.

Section IX.11Remedy Exclusive. The Parties acknowledge and agree that the indemnification and repurchase or other repurchase or payment provisions under Article VIII are the exclusive rights and remedies and are in lieu of any and all other rights and remedies that Purchaser or Seller may have against any Party pursuant to this Agreement following the applicable Sale Date, at law or in equity. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any law, except pursuant to the indemnification and other payment provisions set forth in Article VIII. Nothing in this Section 10.11 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of Delaware, as contemplated by Section 10.09.
Section IX.12Attorney’s Fees and Expenses. If any Party shall bring suit against the other Party as a result of any alleged breach or failure by the other Party to fulfill or perform any covenants or obligations under this Agreement, then the prevailing Party in such action shall be entitled to receive from the non-prevailing Party reasonable third party attorney’s fees incurred by reason of such action and all reasonable costs of suit and preparation at both trial and appellate levels.
Section IX.13Waiver. Any forbearance by a Party in exercising any right or remedy under this Agreement or otherwise afforded by applicable law shall not be a waiver or preclude the exercise of that or any other right or remedy, and any such forbearance shall be made in writing.
Section IX.14Announcements; Confidentiality. Neither Party shall issue any press releases or announcements regarding the current or future transactions contemplated in this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that nothing in this Section 10.14 shall restrict any disclosure required pursuant to applicable law including, but not limited to, required filings with the Securities Exchange Commission (provided that the disclosing party provides the non-disclosing party a reasonable opportunity to review and comment any such public filings). Furthermore, the Parties agree to keep confidential any and all nonpublic information that the Party has received from the other Party and regarding which it has reason to believe is confidential, or should reasonably understand by nature of the information or circumstances surrounding the exchange of information that it should be treated as confidential, except to the extent such information is required to be disclosed by law, regulation, or Applicable Requirements, or in order to effectuate the terms of this Agreement provided that the receiving Party shall provide the disclosing Party with prompt prior written notice of such requirement so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained, or if the disclosing Party waives compliance with the provisions hereof, the receiving Party and its representatives agree to disclose only that portion of the confidential or nonpublic information which is legally required to be disclosed and to take all reasonable steps to attempt to preserve the confidentiality of the confidential or nonpublic information.
Section IX.15Waiver of Jury Trial. THE PARTIES HEREUNDER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.
Section IX.16Accounting Treatment of Sales of Servicing Rights. The Parties agree that the sale of Servicing Rights pursuant to this Agreement shall be characterized as a true sale for financial accounting purposes.
Section IX.17Protection of Consumer Information. The Purchaser and the Seller agree they (i) shall comply with applicable laws, rules and regulations regarding the privacy or security of Consumer Information, including but not limited to Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq. (“Applicable Privacy Laws”), (ii) shall not collect, create, use, store, access, disclose or otherwise handle Consumer Information in any manner inconsistent with Applicable Privacy Laws, (iii) except as it is appropriate to do so in working with investors, prospective purchasers and partners, including but not limited to the Document Custodian and the Document Management Vendor, bound by confidentiality obligations consistent with those set forth herein, shall not disclose Consumer Information to any affiliated or non-affiliated third party except to enforce or preserve its rights, as otherwise permitted or required by Applicable Privacy Laws (or by regulatory authorities having jurisdiction in the premises) or, in the case of the Seller, at the specific written direction of the Purchaser (and for which Purchaser will indemnify Seller for any Losses incurred by Seller in connection with following such written directions of Purchaser), (iv) shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Consumer Information, and (v) shall promptly notify the other Party in writing upon becoming aware of any actual breach and of any suspected breach of this Section 10.17. In addition, each Party represents to the other Party that it has in place a response program to respond to any incident of unauthorized access to Consumer Information. The restrictions set forth herein shall survive the termination of this Agreement.
Section IX.18Cooperation. Notwithstanding any provision to the contrary of this Agreement, as soon as reasonably possible following the Effective Date, but in no event later than thirty (30) days following the Effective Date, Seller and Purchaser agree to cooperate to enter into an addendum to this Agreement to document the sale of the Servicing Rights related to the Private Investors.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Purchaser and Seller has caused this Agreement to be duly executed in its name by one of its duly authorized officers on the date first set forth above.
PURCHASER
NATIONSTAR MORTGAGE LLC
By:    /s/ Jay Bray
Name: Jay Bray
Title: Chief Executive Officer

SELLER
FLAGSTAR BANK N.A.
By:    /s/ Lee M. Smith
Name: Lee M. Smith
Title: Senior Executive Vice President and
President of Mortgage